UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Fraud Protection Network, Inc.

(Exact name of registrant as specified in its charter)

Florida	7320	46-0730562
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

Fraud Protection Network, Inc.

2500 E. Hallandale Beach Blvd, Ste 404
Hallandale Beach, Fl 33009

855-203-0683

(Address, Including Zip Code, And Telephone Number, Including Area Code, Of Registrant’s Principal Executive Offices)

Edward Margolin

2500 E. Hallandale Beach Blvd, Ste 404
Hallandale Beach, Fl 33009

Tel: 855-203-0683

Fax: 1-855-280-0672

(Name, address, including zip code, and telephone number, Including area code, of agent for service)

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

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If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[X]
(Do not check if a smaller reporting company)

Calculation of Registration Fee

Title of Each Class Of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)
Common stock, $.001 par value	1,846,419	$1.50	$2,769,629	$344.82

(1)	Represents 1,846,419 shares of our common stock being registered for resale on behalf of the selling shareholders named in this registration statement.

(2)	Until such time as our common shares are quoted on the OTC Markets, our shareholders will sell their shares at the price of $1.50 per share.

(3)	Calculated under Rule 457 of the Securities Act of 1933 as $0.0001245 of the aggregate offering price.

(4)	In accordance with Rule 416(a), this registration statement shall also cover an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

Fraud Protection Network, Inc.

 1,846,419 shares of common stock

Selling shareholders are offering up to 1,846,419 shares of common stock.  The selling shareholders will offer their shares at $1.50 per share until our shares are quoted on the OTC Markets and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices.  We will not receive proceeds from the sale of shares by the selling shareholders.

There are no underwriting commissions involved in this offering. We have agreed to pay all the costs of this offering.  Selling shareholders will pay no offering expenses.

Prior to this offering, there has been no market for our securities.  Our common stock is not now listed on any national securities exchange or the NASDAQ stock market, and is not eligible to trade on the OTC Markets.  There is no guarantee that our securities will ever trade on the OTC Markets or on any listed exchange.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), and will therefore be subject to reduced public company reporting requirements.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment.  See “Risk Factors” beginning on page ___.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is ______, 2018

We have not authorized any person to give you any supplemental information or to make any representations for us. You should not rely upon any information about our company that is not contained in this prospectus. Information contained in this prospectus may become stale. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus, any prospectus supplement or of any sale of the shares. Our business, financial condition, results of operations and prospects may have changed since those dates. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.

In this prospectus, “Fraud Protection Networks, Inc.” the “Company,” “we,” “us,” and “our” refer to Fraud Protection Network, Inc. a Florida corporation.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. You should read the entire prospectus, including “Risk Factors” and the consolidated financial statements and the related notes before making an investment decision.

You should carefully read all information in the prospectus, including the consolidated financial statements and their explanatory notes, under the Financial Statements section of this prospectus prior to making an investment decision.

The “Company”, “us”, “we” and “our” refer to Fraud Protection Network, Inc., a Florida corporation.

The Company

The “Company”, “us”, “we” and “our” refer to Fraud Protection Network, Inc., a Florida corporation. We are a Florida corporation formed on August 4, 2012 to commercialize subscription-based identity theft protection services and authentication and risk mitigation services.

Our principal executive office is located at 2500 E. Hallandale Beach Blvd, Suite 404, Hallandale Beach, Florida 33009. Our telephone number is 855-203-0683. Our website is www.fraudprotectionnetwork.com and is not part of this prospectus.

We provide subscription-based identity theft protection services and credit products direct-to-consumers and identity authentication and risk mitigation services to enterprises throughout the United States. Our products are designed to provide fully customizable platforms to protect consumers and businesses in the prevention of identity theft and fraud.

Our auditors have included a “going concern” explanatory paragraph in their audit opinion meaning that we face uncertainties that our business will not succeed or be viable. Additionally, it is likely that we will need additional capital or additional financing in the future, and if such financing is not available to us on acceptable terms, our business may suffer or fail as a result.

We incurred net losses of $1,385,457, $1,513,150 and $925,910 for the years ended December 31, 2015 and 2016, and nine (9) months ended September 30, 2017, respectively. We had revenues of $13,413, $60,138 and $419,346 for the years ended December 31, 2015 and 2016, and nine (9) months ended September 30, 2017, respectively.

From our inception through the date of this prospectus, we received aggregate proceeds of $6,515,680 from the sale of our securities, of which $1,697,500 was from the sale of promissory notes bearing interest at rates between 10.0% and 13.3% and $4,818,180 was from the sale of 4,267,375 shares of our common stock at prices between $0.50 and $1.25 per share.

As of the date of this Prospectus, we had cash on hand of $160,000 for our operational needs. Currently, our operating expenses are approximately $154,000 per month. After this registration statement is declared effective, our operating expenses will be approximately $164,000 per month. If we fail to generate sufficient revenues or raise additional funds to meet our monthly operating costs we would have available cash for our operating needs for approximately three (3) months.

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Risk Factors

Our ability to successfully operate our business and achieve our goals and strategies is subject to numerous risks including:

·	There is substantial doubt about our ability to continue as a going concern as a result of our limited operating history and financial resources.

·	If we are unable to generate significant revenue or secure financing we may be required to cease or curtail our operations.

·	We are a development-stage company with little or no historical performance for you to base an investment decision upon and we may never become profitable.

·	We are dependent on sales of our securities to fund our operations.

·	We may be subject to significant regulations in the future and may not be able to obtain necessary regulatory clearances to sell our products.

·	Expenses required to operate as a public company will reduce funds available to develop our business.

·	We may be subject to product liability claims and we do not have insurance coverage for such claims.

·	Our officers and directors have other business interests and we may compete with these interests for management time.

·	Our officers and directors have no experience managing a public company which is required to establish and maintain disclosure controls and procedures and internal control over financial reporting.

·	The offering price of the common shares being registered on behalf of the Selling Shareholders has been arbitrarily determined by us and bears no relationship to any criteria of value.

·	Our common stock is not currently quoted or listed and may never be quoted or listed by the OTC Markets or any other listing or quotation service and if listed, no market may ever develop for our common stock, or if developed, may not be sustained in the future.

Emerging Growth Company

We are an emerging growth company under the JOBS Act. We shall continue to be deemed an emerging growth company until the earliest of:

·	The last day of our fiscal year during which we have had total annual gross revenues of $1,000,000,000 (as such amount is indexed for inflation every five (5) years by the Commission to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest 1,000,000) or more;·

·	The last day of our fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective IPO registration statement;

·	The date on which we have, during the previous three (3) year period, issued more than $1,000,000,000 in non-convertible debt; or

·	The date on which we are deemed to be a ‘large accelerated filer’, as defined in section 240.12b-2 of title 17, Code of Federal Regulations, or any successor thereto.

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As an emerging growth company we are exempt from Section 404(b) of Sarbanes Oxley Act. Section 404(a) requires issuers to publish information in their annual reports concerning the scope and adequacy of the internal control structure and procedures for financial reporting. This statement shall also assess the effectiveness of such internal controls and procedures. Section 404(b) requires that the registered accounting firm shall, in the same report, attest to and report on the assessment and the effectiveness of the internal control structure and procedures for financial reporting.

As an emerging growth company we are also exempt from Section 14A (a) and (b) of the Securities Exchange Act of 1934 which requires the shareholder approval of executive compensation and golden parachutes. These exemptions are also available to us as a Smaller Reporting Company.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

Financial Summary

The tables and information below are derived from our audited financial statements for the years ended December 31, 2015 and December 31, 2016 and nine (9) month period ended September 30, 2017. Our working capital (deficit) as of and for the years ended December 31, 2015 and 2016 and nine (9) months ended September 30, 2017 was $539,788, $309,637 and $1,506,955 respectively.

	December 31, 2015 Audited	December 31, 2016 Audited	September 30, 2017 Unaudited
Financial Summary
Cash	173,363	172,769	167,815
Total Assets	280,568	390,208	518,537
Total Liabilities	813,421	1,207,406	1,674,771
Total Stockholders’ Equity (Deficit)	(532,853)	(822,198)	(1,161,233)

Statement of Operations
Revenue	13,413	60,138	419,346
Cost of Sales	0	0	0
Total Operating Expenses	1,367,548	1,459,235	1,222,965
Net Loss for the Period	1,385,457	1,513,150	925,910

As of the date of this prospectus, we had cash on hand of approximately $160,000 for our operational needs. Currently, our operating expenses are approximately $154,000 per month. After this registration statement is declared effective, our operating expenses will be approximately $164,000 per month because of the cost of SEC reporting. If we fail to generate sufficient revenues or raise additional funds to meet our monthly operating costs, we would have available cash for our operating needs for approximately three (3) months. Because this is only a financial summary, it does not contain all the financial information that may be important to you. Therefore, you should carefully read all the information in this prospectus, including the consolidated financial statements and their explanatory notes before making an investment decision.

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The Offering

Shares of Common Stock offered by Selling Shareholders	1,846,419
Shares of Common Stock Outstanding Before the Offering	10,000,000
Shares of Common Stock Outstanding After the Offering	10,000,000
Previous Offerings of Our Common Shares

We received aggregate proceeds of $6,515,680 from the sale of securities since inception through the date of this prospectus, of which $1,697,500 was from the sale of promissory notes bearing interest at rates between 10.0% and 13.3% and $4,818,180 was from the sale of 4,267,375 shares of our common stock at prices between $0.50 and $1.25 per shares as follows:

·          We sold 956,875 common shares to twenty seven (27) investors between September 12, 2013 and June 4, 2014 at the price of $1.00 per share or an aggregate of $956,875.

·          We sold 100,000 common shares to one (1) investor on August 5, 2013 at the price of $0.50 per share or an aggregate of $50,000.

·          We sold 26,000 common shares to one (1) investor on December 19, 2016 at the price of $0.77 per share or an aggregate of $20,000.

·          We sold 230,000 common shares to one (1) investor on June 22, 2016 at the price of $0.87 per share, or an aggregate of $200,000.

·          We sold 105,000 common shares to one (1) investor on January 10, 2017 at the price of $0.95 per share or an aggregate of $100,000.

·          We sold 105,000 common shares to one (1) investor on March 7, 2017 at the price of $0.95 per share or an aggregate of $100,000.

·          We sold 125,000 common shares to one (1) investor on September 3, 2013 at the price of $0.96 per share or an aggregate of $120,000.

·          We sold 82,456 common shares to one (1) investor on July 17, 2015 at the price of $1.21 per share or an aggregate of $100,000.

·          We sold 2,537,044 common shares to twenty two (22) investors between September 25, 2014 and December 4, 2017 at the price of $1.25 per share or an aggregate of $3,171,305.

We issued an aggregate of 312,000 common shares upon conversion of promissory notes by the selling shareholders as follows:

·          On December 15, 2015 we issued 80,000 common shares upon conversion of a promissory note in the amount of $100,000 at the per share price of $1.25 per share.

·          On September 30, 2016 we issued 40,000 common shares upon conversion of a promissory note in the amount of $50,000 at the per share price of $1.25 per share.

·          On October 19, 2017 we issued 192,000 common shares upon conversion of two promissory notes in the aggregate amount of $240,000 at the per share price of $1.25 per share.

At inception, we granted 8,773,750 common shares as to Edward Margolin, our Chief Executive Officer, President, Treasurer and Director for services rendered, of which 805,625 shares were issued during the third quarter of 2013 and 7,968,125 shares were issued during the third quarter of 2014.

These shares were valued at $0.001 per share or an aggregate of $8,773. Of the shares granted to Mr. Margolin 3,188,625 shares were subsequently cancelled and returned to treasury which resulted in Mr. Margolin holding 5,585,125 common shares.

Terms of the Offering	The selling shareholders will determine when and how they will sell the securities offered in this prospectus.
Trading Market	There is currently no trading market for our common stock. To be quoted on the OTC Markets, a market maker must file an application on our behalf in order to make a market for our common stock. There is no guarantee that a market maker will agree to assist us.
Expenses	We will pay all expenses of registering the securities estimated at approximately $115,344.
Use of the Proceeds	We will not receive proceeds from the resale of shares by the selling shareholders.
Risk Factors	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” below.

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RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision with regard to our securities. The statements contained in or incorporated herein that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, you may lose all or part of your investment.

Risks Related to Our Financial Condition

There is substantial doubt about our ability to continue as a going concern as a result of our limited operating history and financial resources, and if we are unable to generate significant revenue or secure financing we may be required to cease or curtail our operations.

We incurred net losses of $1,385,457, $1,513,150 and $925,910 for the years ended December 31, 2015 and 2016, and nine (9) months ended September 30, 2017, respectively. As a result, our independent registered public accounting firm has included an explanatory paragraph in its audit opinion that we may be unable to continue as a going concern. Our limited operating history and financial resources raises substantial doubt about our ability to continue as a going concern and our consolidated financial statements contain a going concern qualification.  Our consolidated financial statements do not include adjustments that might result from the outcome of this uncertainty and if we are unable to generate significant revenue or secure financing, we may be required to cease or curtail our operations.

We are an early stage company with little or no historical performance for you to base an investment decision upon, and we may never become profitable.

We incurred net losses of $1,385,457, $1,513,150 and $925,910 for the years ended December 31, 2015 and 2016, and nine (9) months ended September 30, 2017, respectively. We had revenues of $13,413, $60,138 and $419,346 for the years ended December 31, 2015 and 2016, and nine (9) months ended September 30, 2017, respectively. Accordingly, we have limited historical performance upon which you may evaluate our prospects for achieving our business objectives and becoming profitable in light of the risks, difficulties and uncertainties frequently encountered by early stage companies such as us. Accordingly, before investing in our common stock, you should consider the challenges, expenses and difficulties that we will face as an early stage company, and whether we will ever become profitable.

We are dependent on the sale of our securities to fund our operations.

Since inception, we received proceeds of $4,818,180 from the sale of 4,267,375 shares of our common stock, and $1,697,500 from the sale of promissory notes which funds our current operations. We are dependent on the sale of our securities to fund our operations, and will remain so until we generate sufficient revenues to pay for our operating costs. Our officers and directors have made no written commitments with respect to providing a source of liquidity in the form of cash advances, loans and/or financial guarantees.

If we are unable to generate sufficient revenues for our operating expenses we will need financing, which we may be unable to obtain; should we fail to obtain sufficient financing, our revenues will be negatively impacted.

We incurred net losses of $1,385,457, $1,513,150 and $925,910 for the years ended December 31, 2015 and 2016, and nine (9) months ended September 30, 2017, respectively. We had revenues of $13,413, $60,138 and $419,346 for the years ended December 31, 2015 and 2016, and nine (9) months ended September 30, 2017, respectively. Because we have limited revenues and lack historical financial data, including revenue data, our future revenues are unpredictable. Our operating expenses are presently approximately $154,000 per month or $1,848,000 annually. After this registration statement is declared effective our operating expenses will increase by approximately $10,000 per month and be approximately $164,000 per month or $1,968,000 annually. We will require $164,000 per month or $1,968,000 over the next twelve (12) months to meet our operational costs, which consist of rent, advertising, salaries and other general, administrative expenses to comply with the costs of being an SEC reporting company.

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As of the date of this registration statement, we had cash on hand of $160,000 for our operational needs. Currently, our operating expenses are approximately $154,000 per month. After this registration statement is declared effective, our operating expenses will be approximately $164,000 per month.

There is no assurance we will have sufficient funds available to implement our plan of operations which could cause you to lose your investment.

Until we generate material operating revenues, we require additional debt or equity funding to continue our operations and implement our plan of operations. We intend to raise additional funds from an offering of our stock in the future; however, this offering may never occur, or if it occurs, we may be unable to raise the required funding. We do not have any plans or specific agreements for new sources of funding and we have no agreements for financing in place.

Expenses required to operate as a public company will reduce funds available to develop our business and could negatively affect our stock price and adversely affect our results of operations, cash flow and financial condition.

Operating as a public company is more expensive than operating as a private company, including additional funds required to obtain outside assistance from legal, accounting, investor relations, or other professionals that could be more costly than planned. We may also be required to hire additional staff to comply with additional SEC reporting requirements. We anticipate that the cost of SEC reporting will be approximately $10,000 monthly or $120,000 annually. Our failure to comply with reporting requirements and other provisions of securities laws could negatively affect our stock price and adversely affect our results of operations, cash flow and financial condition. If we fail to meet these requirements, we will be unable to secure a qualification for quotation of our securities on the OTC Markets, or, if we have secured a qualification, we may lose the qualification and our securities would no longer trade on the OTC Markets. Further, if we fail to meet these obligations and consequently fail to satisfy our SEC reporting obligations, investors will then own stock in a company that does not provide the disclosure available in quarterly, annual reports and other required SEC reports that would be otherwise publicly available leading to increased difficulty in selling their stock due to our becoming a non-reporting issuer.

Risks Related to Our Business

We are dependent upon sales to two customers which represented 63.4% of our revenues in the nine (9) month period ended September 30, 2017.

Two of our enterprise customers accounted for 0%, 0% and 63.4 % of our revenues during the years ended December 31, 2015, December 31, 2016 and nine (9) months ended September 30, 2017. These customers are not obligated to purchase products from us and may not do so in the future. Should any of these customers reduce their orders or cease using our products and services, our financial condition would be adversely affected.

If one or more of our agreements with clients were to be terminated or expire, or one or more of our clients were to reduce the marketing of our services, we would lose access to prospective subscribers and could lose sources of revenue.

Many of our key client relationships are governed by agreements that may be terminated without cause by our clients upon notice of as few as 30 days without penalty. Under many of these agreements, our clients may cease or reduce their marketing of our services. If one or more of our agreements with clients were to be terminated or expire, or one or more of our clients were to reduce the marketing of our services, we would lose access to prospective subscribers.

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Our revenues are concentrated in the real estate and tenant screening markets. When these industries or the broader financial markets experience a downturn, demand for our services and revenues may be adversely affected.

Our largest customers, and therefore our business and revenues, depend on favorable macroeconomic conditions and are impacted by the availability of credit, the level and volatility of interest rates, inflation, employment levels, consumer confidence and housing demand. In addition, a significant amount of our revenues are concentrated among certain customers and in distinct geographic regions. Our product offerings are also concentrated by varying degrees across different industries, particularly the tenant screening industry. Our customer base suffers when financial markets experience volatility, illiquidity and disruption, which has occurred in the past and which could reoccur, including as a result of concerns regarding the debt ceiling and the government spending debate in the United States. Such market developments, and the potential for increased and continuing disruptions going forward, present considerable risks to our business and operations. Changes in the economy have resulted, and may continue to result, in fluctuations in volumes, pricing and operating margins for our services. In addition, financial institutions tightened lending standards and granted fewer mortgage loans, student loans, automobile loans and other consumer loans. As a result, we experienced a reduction in our credit report volumes. If businesses in these industries experience economic hardship, we cannot assure you that we will be able to generate future revenue growth. In addition, if consumer demand for financial services and products and the number of credit applications decrease, the demand for our services could also be materially reduced. These types of disruptions could lead to a decline in the volumes of services we provide our customers and could negatively impact our revenue and results of operations.

We are subject to significant competition in the markets in which we operate and we may face significant competition in the new markets that we plan to enter.

The market for our services is highly competitive, and we may not be able to compete successfully against our competitors, which could impair our ability to sell our services. We compete on the basis of differentiated solutions, datasets, analytics capabilities, ease of integration with our customers’ technology, stability of services, customer relationships, innovation and price. Our competitors vary in size, financial and technical capability, and in the scope of the products and services they offer. Some of our competitors may be better positioned to develop, promote and sell their products. Larger competitors may benefit from greater cost efficiencies and may be able to win business simply based on pricing. We consistently face downward pressure on the pricing of our products, which could result in reduced prices for certain products, or a loss of market share. Our competitors may also be able to respond to opportunities before we do, by taking advantage of new technologies, changes in customer requirements or market trends.

Many of our competitors have extensive customer relationships, including relationships with our current and potential customers. New competitors, or alliances among competitors, may emerge and gain significant market share. Existing or new competitors may develop products and services that are superior to ours or that achieve greater market acceptance. If we are unable to respond to changes in customer requirements as quickly and effectively as our competition, our ability to expand our business and sell our services may be adversely affected.

Our competitors may be able to sell services at lower prices than us, individually or as part of integrated suites of several related services. This ability may cause our customers to purchase from our competitors rather than from us. Price reductions by our competitors could also negatively impact our operating margins or harm our ability to obtain new long-term contracts or renewals of existing contracts on favorable terms. Additionally, some of our customers may develop products of their own that replace the products they currently purchase from us, which would result in lower revenue.

We also expect that there will be significant competition in the new markets that we plan to enter. We cannot assure you that we will be able to compete effectively against current and future competitors. If we fail to successfully compete, our business, financial condition and results of operations may be adversely affected.

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Our relationships with key long-term customers may be materially diminished or terminated.

Two of our enterprise customers accounted for 0%, 0% and 63.4 % of our revenues during the years ended December 31, 2015, December 31, 2016 and nine (9) months ended September 30, 2017. These customers can materially reduce the amount of business they conduct with us at any time. Market competition, customer requirements, customer financial condition and customer consolidation through mergers or acquisitions also could adversely affect our ability to continue or expand these relationships. There is no guarantee that we will be able to retain or renew existing agreements, maintain relationships with any of our customers on acceptable terms or at all or collect amounts owed to us from insolvent customers. A large portion of our customer agreements are terminable upon advance written notice (typically ranging from 30 days to six months) by either us or the customer, which provides our customers with the opportunity to renegotiate their contracts with us or to award more business to our competitors. The loss of one or more of our major customers could adversely affect our business, financial condition and results of operations.

If we lose our ability to purchase data from Equifax who is a competitor of ours, demand for our services could decrease.

We rely on our data provider, Equifax to provide us with essential data for our consumer identity theft protection and credit management services. While we believe we would be able to obtain data from other credit reporting agencies, Experian and TransUnion. There is no assurance our assumption is correct. Each of the three major credit reporting agencies owns its consumer credit data and is a competitor of ours in providing credit information directly to consumers, and may decide that it is in their competitive interests to stop supplying data to us. Any interruption, deterioration or termination of our relationship with these credit reporting agencies could be disruptive to our business and could cause us to lose subscribers.

Data security and integrity are critically important to our business, and breaches of security, unauthorized access to or disclosure of confidential information, disruption, including distributed denial of service (“DDoS”) attacks or the perception that confidential information is not secure, could result in a material loss of business, substantial legal liability or significant harm to our reputation.

We own and host a large amount of sensitive and confidential consumer information including financial information, personally identifiable information and protected health information. This data is often accessed through secure transmissions over public and private networks, including the internet. Despite our physical security, implementation of technical controls and contractual precautions to identify, detect and prevent the unauthorized access to and alteration and disclosure of our data, we cannot assure you that systems that access our services and databases will not be compromised or disrupted, whether as a result of criminal conduct, DDoS attacks or other advanced persistent attacks by malicious actors, including hackers, nation states and criminals, breaches due to employee error or malfeasance, or other disruptions during the process of upgrading or replacing computer software or hardware, power outages, computer viruses, telecommunication or utility failures or natural disasters or other catastrophic events. We must continually monitor and develop our information technology networks and infrastructure to prevent, detect, address and mitigate the risk of unauthorized access, misuse, computer viruses and other events that could have a security impact. Several recent, highly publicized data security breaches and DDoS attacks have heightened consumer awareness of this issue and may embolden individuals or groups to target our systems. Unauthorized disclosure, loss or corruption of our data or inability of our customers to access our systems could disrupt our operations, subject us to substantial legal liability, result in a material loss of business and significantly harm our reputation.

As a consumer credit reporting company in the United States and provider of risk and information solutions, we collect, store and transmit files of consumers. These files may contain non-public personal information, public health information and other information, and we have implemented technical and physical security policies, procedures and systems we believe are reasonably designed to protect this information from unauthorized access. However, due to the sensitive nature of the information we collect, store and transmit, it is not unusual for efforts to occur (coordinated or otherwise) by unauthorized persons to attempt to obtain access to our systems or data, or to inhibit our ability to deliver products or services to a consumer or a business customer.

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Due to concerns about data security and integrity, a growing number of legislative and regulatory bodies have adopted consumer notification and other requirements in the event that consumer information is accessed by unauthorized persons and additional regulations regarding the use, access, accuracy and security of such data are possible. In the United States, federal and state laws provide for over 40 disparate notification regimes, all of which we are subject to. Complying with such numerous and complex regulations in the event of unauthorized access would be expensive and difficult, and failure to comply with these regulations could subject us to regulatory scrutiny and additional liability.

If we experience system failures, personnel disruptions or capacity constraints, or our customers do not modify their systems to accept new releases of our distribution programs, the delivery of our services to our customers could be delayed or interrupted, which could harm our business and reputation and result in the loss of revenues or customers.

Our ability to provide reliable service largely depends on our ability to maintain the efficient and uninterrupted operation of our computer network, systems and data centers, some of which have been outsourced to third-party providers. In addition, we generate a significant amount of our revenues through channels that are dependent on links to telecommunications providers. Our systems, personnel and operations could be exposed to damage or interruption from fire, natural disasters, power loss, war, terrorist acts, civil disobedience, telecommunication failures, computer viruses, DDoS attacks or human error. We may not have sufficient redundant operations to cover a loss or failure of our systems in a timely manner. Any significant interruption could severely harm our business and reputation and result in a loss of revenue and customers. Additionally, from time to time we send our customers new releases of our distribution programs, some of which contain security updates. Any failure by our customers to install these new releases could expose our customers to computer security risks.

We could lose our access to data sources which could prevent us from providing our services.

Our services and products depend extensively upon continued access to and receipt of data from external sources, including data received from customers, strategic partners and various government and public records repositories. In some cases, we compete with our data providers. Our data providers could stop providing data, provide untimely data or increase the costs for their data for a variety of reasons, including a perception that our systems are insecure as a result of a data security breach, budgetary constraints, a desire to generate additional revenue or for regulatory or competitive reasons. We could also become subject to increased legislative, regulatory or judicial restrictions or mandates on the collection, disclosure or use of such data, in particular if such data is not collected by our providers in a way that allows us to legally use the data. If we were to lose access to this external data or if our access or use were restricted or were to become less economical or desirable, our ability to provide services could be negatively impacted, which would adversely affect our reputation, business, financial condition and results of operations. We cannot provide assurance that we will be successful in maintaining our relationships with these external data source providers or that we will be able to continue to obtain data from them on acceptable terms or at all. Furthermore, we cannot provide assurance that we will be able to obtain data from alternative sources if our current sources become unavailable.

Our business is subject to various governmental regulations, laws and orders, compliance with which may cause us to incur significant expenses or reduce the availability or effectiveness of our solutions, and the failure to comply with which could subject us to civil or criminal penalties or other liabilities.

Our businesses are subject to regulation under the Fair Credit Reporting Act (together with regulations thereunder, “FCRA”), the Gramm-Leach-Bliley Act (the “GLBA”), the Driver’s Privacy Protection Act (the “DPPA”), the Health Insurance Portability and Accountability Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the Federal Trade Commission Act (the “FTC Act”) and various other federal, state and local laws and regulations. These laws and regulations, which generally are designed to protect the privacy of the public and to prevent the misuse of personal information available in the marketplace, are complex, change frequently and have tended to become more stringent over time. We already incur significant expenses in our attempt to ensure compliance with these laws. Currently, public concern is high with regard to the operation of credit reporting agencies in the United States, as well as the collection, use, accuracy, correction and sharing of personal information, including Social Security numbers, dates of birth, financial information, medical information, department of motor vehicle data and other behavioral data. In addition, many consumer advocates, privacy advocates, legislatures and government regulators believe that existing laws and regulations do not adequately protect privacy and have become increasingly concerned with the use of this type of personal information. As a result, they are lobbying for further restrictions on the dissemination or commercial use of personal information to the public and private sectors. Additional legislative or regulatory efforts in the United States could further regulate credit reporting agencies and the collection, use, communication, access, accuracy, obsolescence, sharing, correction and security of this personal information. In addition, any perception that our practices or products are an invasion of privacy, whether or not consistent with current or future regulations and industry practices, may subject us to public criticism, private class actions, reputational harm, or claims by regulators, which could disrupt our business and expose us to increased liability.

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Public concern regarding identity theft also has led to more transparency for consumers as to what is in their credit reports. We provide credit reports and scores and monitoring services to consumers for a fee, and this income stream could be reduced or restricted by legislation that requires us to provide these services to consumers free of charge. For example, under U.S. federal law today, we are required to provide consumers with one credit report per year free of charge.

The following legal and regulatory developments also could have a material adverse effect on our business, financial condition or results of operations:

·	amendment, enactment or interpretation of laws and regulations that restrict the access and use of personal information and reduce the availability or effectiveness of our solutions or the supply of data available to customers;

·	changes in cultural and consumer attitudes in favor of further restrictions on information collection and sharing, which may lead to regulations that prevent full utilization of our solutions;

·	failure of data suppliers or customers to comply with laws or regulations, where mutual compliance is required;

·	failure of our solutions to comply with current laws and regulations; and

·	failure of our solutions to adapt to changes in the regulatory environment in an efficient, cost-effective manner.

Changes in applicable legislation or regulations that restrict or dictate how we collect, maintain, combine and disseminate information, or that require us to provide services to consumers or a segment of consumers without charge, could adversely affect our business, financial condition or results of operations. In the future, we may be subject to significant additional expense to ensure continued compliance with applicable laws and regulations and to investigate, defend or remedy actual or alleged violations. Any failure by us to comply with applicable laws or regulations could also result in significant liability to us, including liability to private plaintiffs as a result of individual or class action litigation, or may result in the cessation of our operations or portions of our operations or impositions of fines and restrictions on our ability to carry on or expand our operations. Moreover, our compliance with privacy laws and regulations and our reputation depend in part on our customers’ adherence to privacy laws and regulations and their use of our services in ways consistent with consumer expectations and regulatory requirements. Certain of the laws and regulations governing our business are subject to interpretation by judges, juries and administrative entities, creating substantial uncertainty for our business. We cannot predict what effect the interpretation of existing or new laws or regulations may have on our business.

The Consumer Financial Protection Bureau (the “CFPB”) has supervisory and examination authority over our business and may initiate enforcement actions with regard to our compliance with federal consumer financial laws.

The CFPB, which was established under the Dodd-Frank Act and commenced operations in July 2011, has broad authority over our business. This includes authority to issue regulations under federal consumer financial protection laws, such as under FCRA and other laws applicable to us and our financial customers. The CFPB is authorized to prevent “unfair, deceptive or abusive acts or practices” through its regulatory, supervisory and enforcement authority.

In 2012, credit reporting companies like us became subject to a federal supervision program for the first time under the CFPB’s authority to supervise and examine certain non-depository institutions that are “larger participants” of the consumer credit reporting market. The CFPB conducts examinations and investigations, and may issue subpoenas and bring civil actions in federal court for violations of the federal consumer financial laws including FCRA. In these proceedings, the CFPB can seek relief that includes: rescission or reformation of contracts, restitution, disgorgement of profits, payment of damages, limits on activities and civil money penalties of up to $1.0 million per day for knowing violations. The CFPB has initiated periodic examinations of us and the consumer credit reporting industry, which could result in new regulations or enforcement actions or proceedings.

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There continues to be uncertainty as to how the CFPB’s strategies and priorities, including in both its examination and enforcement processes, will impact our business and our results of operations going forward. Actions by the CFPB could result in requirements to alter or cease offering affected products and services, making them less attractive and restricting our ability to offer them.

Although we have committed resources to enhancing our compliance programs, actions by the CFPB or other regulators against us could result in reputational harm. Our compliance costs and legal and regulatory exposure could increase materially if the CFPB or other regulators enact new regulations, change regulations that were previously adopted, modify through supervision or enforcement past regulatory guidance, or interpret existing regulations in a manner different or stricter than have been previously interpreted.

The outcome of litigation, inquiries, investigations, examinations or other legal proceedings in which we could become involved, in which we may become involved, or in which our customers or competitors are involved could subject us to significant monetary damages or restrictions on our ability to do business.

As our operations fully develop legal proceedings will likely be in the normal course of our business. These may include individual consumer cases, class action lawsuits and inquiries, investigations, examinations, regulatory proceedings or other actions brought by federal (e.g., the CFPB and the United States Federal Trade Commission (“FTC”) or state (e.g., state attorneys general) authorities or by consumers. The scope and outcome of these proceedings is often difficult to assess or quantify. Plaintiffs in lawsuits may seek recovery of large amounts and the cost to defend such litigation may be significant. There may also be adverse publicity and uncertainty associated with investigations, litigation and orders (whether pertaining to us, our customers or our competitors) that could decrease customer acceptance of our services or result in material discovery expenses. In addition, a court-ordered injunction or an administrative cease-and-desist order or settlement may require us to modify our business practices or may prohibit conduct that would otherwise be legal and in which our competitors may engage. Many of the technical and complex statutes to which we are subject, including state and federal credit reporting, medical privacy and financial privacy requirements, may provide for civil and criminal penalties and may permit consumers to maintain individual or class action lawsuits against us and obtain statutorily prescribed damages. Additionally, our customers might face similar proceedings, actions or inquiries, which could affect their business and, in turn, our ability to do business with those customers. While we do not believe that the outcome of any pending or threatened legal proceeding, investigation, examination or supervisory activity will have a material adverse effect on our financial position, such events are inherently uncertain and adverse outcomes could result in significant monetary damages, penalties or injunctive relief against us.

If we are unable to develop successful new services in a timely manner, or if the market does not adopt our new services, our ability to maintain or increase our revenue could be adversely affected.

In order to keep pace with customer demands for increasingly sophisticated service offerings, to sustain expansion into growth industries and to maintain our profitability, we must continue to innovate and introduce new services to the market. The process of developing new services is complex and uncertain. Our industry solutions require extensive experience and knowledge from within the relevant industry. We must commit significant resources to this effort before knowing whether the market will accept new service offerings. Additionally, our business strategy is dependent on our ability to expand into new markets and to bring new products to market. We may not successfully enter into new markets or execute on our new services because of challenges in planning or timing, technical hurdles, difficulty in predicting market demand, changes in regulation or a lack of appropriate resources. Additionally, even if we successfully develop new products, our existing customers might not accept these new products or new markets might not adopt our products due to operational constraints, high switching costs or general lack of market readiness. Failure to successfully introduce new services to the market could adversely affect our reputation, business, financial condition and results of operations.

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If we fail to maintain and improve our services and products, demand for our services and products could be adversely affected.

In our markets, there are continuous improvements in computer hardware, network operating systems, programming tools, programming languages, operating systems, data matching, data filtering and other database technologies and the use of the internet. These improvements, as well as changes in customer preferences or regulatory requirements, may require changes in the technology used to gather and process our data and deliver our services. Our future success will depend, in part, upon our ability to:

·	internally develop and implement new and competitive technologies;
·	use leading third-party technologies effectively;
·	respond to changing customer needs and regulatory requirements, including being able to bring our new products to the market quickly; and
·	transition customers and data sources successfully to new interfaces or other technologies.

We cannot provide assurance that we will successfully implement new technologies, cause customers or data furnishers to implement compatible technologies or adapt our technology to evolving customer, regulatory and competitive requirements. If we fail to respond, or fail to cause our customers or data furnishers to respond, to changes in technology, regulatory requirements or customer preferences, the demand for our services, the delivery of our services or our market reputation could be adversely affected. Additionally, our failure to implement important updates could affect our ability to successfully meet the timeline for us to generate cost savings resulting from our investments in improved technology. Failure to achieve any of these objectives would impede our ability to deliver strong financial results.

We may be unable to protect our intellectual property adequately or cost-effectively, which may cause us to lose market share or force us to reduce our prices. We also rely on trade secrets and other forms of unpatented intellectual property that may be difficult to protect.

We own three registered tradenames, Fraud Protection Network, Resident-link and RapID Pro. Trademarks and trade names distinguish the various companies from each other. Despite our trademarks, there are many subtleties that exist in our product descriptions, offerings and names that can easily confuse customers. If our customers cannot distinguish our products from our competitors or if we are unable to protect our intellectual property, including trade secrets and other unpatented intellectual property, our competitors could use our intellectual property to market and deliver similar services, decreasing the demand for our services.

Our success depends, in part, on our ability to protect and preserve the proprietary aspects of our technology and services. If we are unable to protect our intellectual property, including trade names, trade secrets and other unpatented intellectual property, our competitors could use our intellectual property to market and deliver similar services, decreasing the demand for our services. We rely on copyright, trademark, trade secret and other intellectual property laws, as well as contractual restrictions, such as nondisclosure agreements, to protect and control access to our proprietary intellectual property. These measures afford limited protection, however, and may be inadequate. We may be unable to prevent third parties from using our proprietary assets without our authorization or from breaching any contractual restrictions with us. Enforcing our rights could be costly, time-consuming, distracting and harmful to significant business relationships. Claims that a third party illegally obtained and is using trade secrets can be difficult to prove, and courts outside the United States may be less willing to protect trade secrets. Additionally, others may independently develop non-infringing technologies that are similar or superior to ours. Any significant failure or inability to adequately protect and control our proprietary assets may harm our business and reduce our ability to compete.

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If our outside service providers and key vendors are not able to or do not fulfill their service obligations, our operations could be disrupted and our operating results could be harmed.

We depend on a number of service providers and key vendors such as telecommunication companies, software engineers, data processors, software and hardware vendors and providers of credit score algorithms, who are critical to our operations. These service providers and vendors are involved with our service offerings, communications and networking equipment, computer hardware and software and related support and maintenance. Although we have implemented service-level agreements and have established monitoring controls, our operations could be disrupted if we do not successfully manage relationships with our service providers, if they do not perform or are unable to perform agreed-upon service levels, or if they are unwilling to make their services available to us at reasonable prices. If our service providers and vendors do not perform their service obligations, it could adversely affect our reputation, business, financial condition and results of operations.

To the extent the availability of free or relatively inexpensive consumer information increases, the demand for some of our services may decrease.

Public and commercial sources of free or relatively inexpensive consumer information have become increasingly available and this trend is expected to continue. Public and commercial sources of free or relatively inexpensive consumer information, including free credit information from lead generation companies and from banks, may reduce demand for our services. To the extent that our customers choose not to obtain services from us and instead rely on information obtained at little or no cost from these public and commercial sources, our business, financial condition and results of operations may be adversely affected.

We may not be able to attract and retain the skilled employees that we need to support our business.

Our success depends on our ability to attract and retain experienced management, sales, research and development, analytics, marketing and technical support personnel. If any of our key personnel were unable or unwilling to continue in their present positions, it may be difficult to replace them and our business could be seriously harmed. If we are unable to find qualified successors to fill key positions as needed, our business could be seriously harmed. The complexity of our services requires trained customer service and technical support personnel. We may not be able to hire and retain such qualified personnel at compensation levels consistent with our compensation structure. Some of our competitors may be able to offer more attractive terms of employment. In addition, we invest significant time and expense in training our employees, which increases their value to competitors who may seek to recruit them. If we fail to retain our employees, we could incur significant expense replacing employees and our ability to provide quality services could diminish, resulting in a material adverse effect on our business.

Risks Related to Our Management

Should we lose the services of Edward Margolin, our Founder, Chief Executive Officer, President and Director, our financial condition may be negatively impacted.

Our future depends on the continued contributions of Edward Margolin, our Founder, Chief Executive Officer, President and Director, who would be difficult to replace. Mr. Margolin’s services are critical to the management of our business and operations. We do not maintain key man life insurance on Mr. Margolin or any of our officers and directors. Should we lose the services of Mr. Margolin, we may be unable to replace their services with equally competent and experienced personnel and our operational goals and strategies may be adversely affected, which will negatively affect our potential revenues.

Our officers and directors have no experience managing a public company which is required to establish and maintain disclosure controls and procedures and internal control over financial reporting.

We have never operated as a public company and our officers and directors have no experience managing a public company which is required to establish and maintain disclosure controls and procedures and internal control over financial reporting. As a result, we may not be able to operate successfully as a public company, even if our operations are successful.  We plan to comply with all of the various rules and regulations, which are required for a public company that is reporting company with the Securities and Exchange Commission. However, if we cannot operate successfully as a public company, your investment may be materially adversely affected.

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We will incur additional costs and management time related expenses pertaining to SEC reporting obligations and SEC compliance matter and our management has no experience in such matters.

Edward Margolin, our Founder, Chief Executive Officer, President and Director is responsible for managing us, including compliance with SEC reporting obligations and maintaining disclosure controls and procedures and internal control over financial reporting. These public reporting requirements and controls are new to these individuals and at times will require us to obtain outside assistance from legal, accounting or other professionals that will increase our costs of doing business.  Should we fail to comply with SEC reporting and internal controls and procedures, we may be subject to securities law violations that may result in additional compliance costs or costs associated with SEC judgments or fines, each of which would increase our costs and negatively affect our potential profitability and our ability to conduct our business.

Because we do not have an audit or compensation committee, shareholders will be required to rely on the members of our Board of Directors, who are not independent, to perform these functions.

We do not have an audit or compensation committee or Board of Directors as a whole that is composed of independent directors. Because our directors are also our officers and controlling shareholders, they are not independent. There is a potential conflict between their or our interests and our shareholders’ interests, since our directors are also our officers who will participate in discussions concerning management compensation and audit issues that may affect management decisions. Until we have an audit or compensation committee or independent directors, there may be less oversight of management decisions and activities and little ability for minority shareholders to challenge or reverse those activities and decisions, even if they are not in the best interests of minority shareholders.

We are an "emerging growth company," and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an "emerging growth company," as defined in the JOBS Act.  For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments, not previously approved.  We could be an emerging growth company for up to five (5) years, although we could lose that status sooner if our revenues exceed $1,000,000,000, if we issue more than $1,000,000,000 in non-convertible debt in a three (3) year period, or if the market value of our common stock held by non-affiliates exceeds $100,000,000 as of any April 30th date before that time, in which case we would no longer be an emerging growth company as of the following April 30th  We cannot predict whether investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

Risks Related to Our Common Stock

The offering price of the common shares being registered on behalf of the Selling Shareholders has been arbitrarily determined by us and bears no relationship to any criteria of value; as such, investors should not consider the offering price or value to be an indication of the value of the shares being registered.

Currently, there is no public market for our common stock. The offering price for the common shares being registered on behalf of the selling shareholders named in this registration statement has been arbitrarily determined by us and is not based on assets, operations, book or other established criteria of value. Thus, investors should be aware that the offering price does not reflect the market price or value of our common shares.

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Our officers and directors have voting control over all matters submitted to a vote of our common stockholders, which will prevent our minority shareholders from having the ability to control any of our corporate actions.

As of the date of this prospectus, we have 10,000,000 shares of common stock outstanding, each entitled to one vote per common share and 1,000,000 shares of Series A Preferred Stock each entitled to fifty (50) votes per share. Our Founder, Chief Executive Officer, President and Director, Edward Margolin, holds 1,000,000 shares of our Series A Preferred Stock and 5,585,125 common shares which provide him with an aggregate of 55,585,125 votes of 60,000,000 votes or 93% of the votes on all matters presented to a vote of our stockholders. As such, Mr. Margolin controls all matters submitted to a vote of our common stockholders and he has the ability to determine the outcome of all matters submitted to our stockholders for approval, including the election of directors. Mr. Margolin’s control of our voting securities may make it impossible to complete some corporate transactions without its support and may prevent a change in our control. In addition, this ownership could discourage the acquisition of our common stock by potential investors and could have an anti-takeover effect, possibly depressing the trading price of our common stock.

Our common stock is not currently quoted or listed and may never be quoted or listed by the OTC Markets or any other listing or quotation service and if listed, no market may ever develop for our common stock, or if developed, may not be sustained in the future. Investors may have difficulty in reselling their shares due to the lack of market or state Blue Sky laws.

Our common stock is currently not quoted on any market.  No market may ever develop for our common stock, or if developed, may not be sustained in the future. The holders of our shares of common stock and persons who desire to purchase them in any trading market that might develop in the future should be aware that there might be significant state law restrictions upon the ability of investors to resell our shares. Accordingly, even if we are successful in having the shares available for trading on the OTC Markets, investors should consider any secondary market for our common shares to be a limited one. We intend to seek coverage and publication of information regarding the company in an accepted publication, which permits a "manual exemption." This manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state. However, it is not enough for the security to be listed in a recognized manual. The listing entry must contain (1) the names of issuers, officers, and directors, (2) an issuer's balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations. We may not be able to secure a listing containing all of this information. Furthermore, the manual exemption is a non- issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities. Most of the accepted manuals are those published in Standard and Poor's, Moody's Investor Service, Fitch's Investment Service, and Best's Insurance Reports, and many states expressly recognize these manuals. A smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin.  Accordingly, our common shares should be considered totally illiquid, which inhibits investors’ ability to resell their shares.

We will be subject to the 15(d) reporting requirements under the Securities Exchange Act of 1934, upon effectiveness of this registration statement which does not require a company to file all the same reports and information as a fully reporting company.

Upon effectiveness of this registration statement, we will be subject to the 15(d) reporting requirements according to the Securities Exchange Act of 1934. We are required to file the necessary reports in the fiscal year that the registration statement is declared effective. After that fiscal year and provided that we have less than three hundred (300) shareholders, we are not required to file these reports. If the reports are not filed, the investors will have reduced information about us including about our business, plan of operations and financial condition. In addition, as a filer subject to Section 15(d) of the Exchange Act, we are not required to prepare proxy or information statements; our common stock will not be subject to the protection of the going private regulations; we will be subject to only limited portions of the tender offer rules; our officers, directors, and more than ten percent (10%) shareholders are  not  required  to  file  beneficial  ownership  reports  about  their  holdings  of  our  common  shares; that  these  persons will not be subject to the short-swing profit recovery provisions of the Exchange Act; and that more than five percent (5%) holders of classes of your equity securities will not be required to report information about their ownership positions in the securities.

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If we are not required to continue filing reports under Section 15(d) of the Securities Exchange Act of 1934 in the future, for example because we have less than three hundred (300) shareholders of record at the end of the first fiscal year in which this registration statement is declared effective, and we do not file a Registration Statement on Form 8-A, our common shares (if listed or quoted) would no longer be eligible for quotation, which could reduce the value of your investment.

As a result of this offering as required under Section 15(d) of the Securities Exchange Act of 1934, we will file periodic reports with the Securities and Exchange Commission as required under Section 15(d). However, if in the future we are not required to continue filing reports under Section 15(d), for example because we have less than three hundred (300) shareholders of record at the end of the first fiscal year in which this registration statement is declared effective, and we do not file a Registration Statement on Form 8- A upon the occurrence of such an event, our common stock can no longer be quoted on the OTC Markets, which could reduce the value of your investment. Of course, there is no guarantee that we will be able to meet the requirements to be able to cease filing reports under Section 15(d), in which case we will continue filing those reports in the years after the fiscal year in which this registration statement is declared effective. Filing a registration statement on Form 8-A will require us to continue to file quarterly and annual reports with the SEC and will also subject us to the proxy rules of the SEC. In addition, our officers, directors and ten percent (10%) stockholders will be required to submit reports to the SEC on their stock ownership and stock trading activity. Thus the filing of a Form 8-A in such event makes our common shares continued to be able to be quoted on the OTC Markets.

We will be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. We anticipate that our common stock will be a “penny stock”, and we will become subject to Rule 15g-9 under the Exchange Act, or the “Penny Stock Rule”. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers.  For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our common shares and may affect the ability of purchasers to sell any of our common shares in the secondary market.

For any transaction (other than an exempt transaction) involving a penny stock, the rules require delivery, prior to such transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made regarding sales commissions payable to both the broker-dealer and the registered representative, and current quotations for the securities.

Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

We do not anticipate that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock is exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

As an issuer of “penny stock” the protection provided by the federal securities laws relating to forward looking statements does not apply to us.

Although the federal securities law provides a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, if we are a penny stock we will not have the benefit of this safe harbor protection in the event of any claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading.

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Sales of our common stock under Rule 144 could reduce the price of our stock.

In general, persons holding restricted securities in a SEC reporting company, including affiliates, must hold their shares for a period of at least six (6) months, may not sell more than one percent (1%) of the total issued and outstanding shares in any ninety (90) day period, and must resell the shares in an unsolicited brokerage transaction at the market price. If substantial amounts of our common stock become available for resale under Rule 144, prevailing market prices for our common stock will be reduced.

We may, in the future, issue additional securities, which would reduce investors’ percent of ownership and may dilute our share value.

Our Articles of Incorporation authorize us to issue 50,000,000 shares of common stock and 1,000,000 shares of Series A Preferred Stock. As of the date of this prospectus, we have 10,000,000 shares of common stock and 1,000,000 shares of our Series A Preferred Stock outstanding. Accordingly, we may issue up to an additional 50,000,000 shares of common stock and no shares of preferred stock. The future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then existing shareholders. We may value any common stock issued in the future on an arbitrary basis including for services or acquisitions or other corporate actions that may have the effect of diluting the value of the shares held by our stockholders, and might have an adverse effect on any trading market for our common stock.

There is no assurance of a public market or that our common stock will ever trade on a recognized stock exchange. Therefore, you may be unable to liquidate your investment in our stock.

There is no established public trading market for our common stock. Our shares have not been listed or quoted on any exchange or quotation system. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Markets, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate their investment.

Because we do not expect to pay dividends for the foreseeable future, investors seeking cash dividends should not purchase our common stock.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future. Our payment of any future dividends will be at the sole discretion of our Board of Directors after considering whether we have generated sufficient revenues, our financial condition, operating results, cash needs, growth plans and other factors. Accordingly, investors that are seeking cash dividends should not purchase our common stock.

FORWARD LOOKING STATEMENTS

Some of the statements in this prospectus are “forward-looking statements.” These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth above under “Risk Factors”. The words “believe,” “expect,” “anticipate,” “intend,” “plan,” and similar expressions identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future or developments. However, the Private Securities Litigation Reform Act of 1995 is not available to us as a non-reporting issuer.

Further, Section 27A(b)(2)(D) of the Securities Act and Section 21E(b)(2)(D) of the Securities Exchange Act expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with an initial public offering.

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USE OF PROCEEDS

We will not receive proceeds from the sale of the shares by selling shareholders.

DETERMINATION OF OFFERING PRICE

We are registering 1,846,419 common shares on behalf of the selling shareholders. From our inception through the date of this prospectus, we received aggregate proceeds of $4,818,180 from the sale of 4,267,375 shares of our common stock at prices between $0.50 and $1.25 per shares to the selling shareholders as follows:

  We sold 956,875 common shares to twenty - seven investors between September 12, 2013 and June 4, 2014 at the price of $1.00 per share or an aggregate of $956,875.
·	We sold 100,000 common shares to one investor on August 5, 2013 at the price of $0.50 per share or an aggregate of $50,000.
·	We sold 26,000 common shares to one investor on December 19, 2016 at the price of $0.77 per share or an aggregate of $20,000.
·	We sold 230,000 common shares to one investor on June 22, 2016 at the price of $0.87 per share,

or an aggregate of $200,000.

·	We sold 105,000 common shares to one investor on January 10, 2017 at the price of $0.95 per share or an aggregate of $100,000.
·	We sold 105,000 common shares to one investor on March 7, 2017 at the price of $0.95 per share or an aggregate of $100,000.
·	We sold 125,000 common shares to one investor on September 3, 2013 at the price of $0.96 per share or an aggregate of $120,000.
·	We sold 82,456 common shares to one investor on July 17, 2015 at the price of $1.21 per share,

or an aggregate of $100,000.

·	We sold 2,537,044 common shares to twenty - two investors between September 25, 2014 and December 4, 2017 at the price of $1.25 per share or an aggregate of $3,171,305.

We issued an aggregate of 312,000 common shares upon conversion of promissory notes by the selling shareholders as follows:

·	On December 15, 2015 we issued 80,000 common shares upon conversion of a promissory note in the amount of $100,000 at the per share price of $1.25 per share.

·	On September 30, 2016 we issued 40,000 common shares upon conversion of two promissory notes in the aggregate amount of $50,000 at the per share price of $1.25 per share.

·	On October 19, 2017 we issued 192,000 common shares upon conversion of two promissory notes in the aggregate amount of $240,000 at the per share price of $1.25 per share.

At inception, we granted 8,773,750 common shares as to Edward Margolin, our Chief Executive Officer, President, Treasurer and Director for services rendered, of which 805,625 shares were issued during the third quarter of 2013 and 7,968,125 shares were issued during the third quarter of 2014. These shares were valued at $0.001 per share or an aggregate of $8,773. Of the shares granted to Mr. Margolin 3,188,625 shares were subsequently cancelled and returned to treasury which resulted in Mr. Margolin holding 5,585,125 common shares.

Our management has determined the offering price for the common shares being registered in this offering on behalf of the selling shareholders. The offering price of the shares has been determined arbitrarily by us. It is not based upon an independent assessment of the value of our shares and should not be considered as such. The price of the shares the selling shareholders are offering was arbitrarily determined. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. The factors considered were:

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·	Our limited revenues;

·	Our growth potential; and

·	The price we believe a purchaser is willing to pay for our stock.

The offering price of the shares by the selling shareholders does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation. Prior to this offering, there has been no market for our securities. Accordingly, the offering price should not be considered an indication of the actual value of the securities.

DILUTION

Not applicable. We are not offering any shares in this registration statement. All shares are being registered on behalf of our selling shareholders.

SELLING STOCKHOLDERS

We are registering 1,846,419 common shares on behalf of the selling shareholders. The selling shareholders named below are selling the securities described in the table below. The table assumes that all of the securities will be sold in this offering. However, any or all of the securities listed below may be retained by any of the selling security holders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling security holders upon termination of this offering.

We believe that the selling shareholders listed in the table have sole voting and investment powers with respect to the securities indicated. We will not receive any proceeds from the sale of the securities by the selling security holders. None of our selling shareholders is or is affiliated with a broker-dealer. All selling shareholders may be deemed underwriters. The percentages in the chart below are based upon 10,000,000 common shares outstanding.

From our inception through the date of this prospectus, we received aggregate proceeds of $4,818,180 from the sale of 4,267,375 shares of our common stock to the selling stockholders at prices between $0.50 and $1.25 per share as follows:

  We sold 956,875 common shares to twenty seven (27) investors between September 12, 2013 and June 4, 2014 at the price of $1.00 per share or an aggregate of $956,875.
·	We sold 100,000 common shares to one (1) investor on August 5, 2013 at the price of $0.50 per share or an aggregate of $50,000.
·	We sold 26,000 common shares to one (1) investor on December 19, 2016 at the price of $0.77 per share or an aggregate of $20,000.
·	We sold 230,000 common shares to one (1) investor on June 22, 2016 at the price of $0.87 per share, or an aggregate of $200,000.
·	We sold 105,000 common shares to one (1) investor on January 10, 2017 at the price of $0.95 per share or an aggregate of $100,000.
·	We sold 105,000 common shares to one (1) investor on March 7, 2017 at the price of $0.95 per share or an aggregate of $100,000.
·	We sold 125,000 common shares to one (1) investor on September 3, 2013 at the price of $0.96 per share or an aggregate of $120,000.
·	We sold 82,456 common shares to one (1) investor on July 17, 2015 at the price of $1.21 per share,

or an aggregate of $100,000.

·	We sold 2,537,044 common shares to twenty-two (22) investors between September 25, 2014 and December 4, 2017 at the price of $1.25 per share or an aggregate of $3,171,305.

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We issued an aggregate of 312,000 common shares upon conversion of promissory notes by the selling shareholders as follows:

·	On December 15, 2015 we issued 80,000 common shares upon conversion of a promissory note in the amount of $100,000 at the per share price of $1.25 per share.

·	On September 30, 2016 we issued 40,000 common shares upon conversion of two promissory notes in the aggregate amount of $50,000 at the per share price of $1.25 per share.

·	On October 19, 2017 we issued 192,000 common shares upon conversion of two promissory notes in the aggregate amount of $240,000 at the per share price of $1.25 per share.

At inception, we granted 8,773,750 common shares as to Edward Margolin, our Chief Executive Officer, President, Treasurer and Director for services rendered, of which 805,625 shares were issued during the third quarter of 2013 and 7,968,125 shares were issued during the third quarter of 2014. These shares were valued at $0.001 per share or an aggregate of $8,773. Of the shares granted to Mr. Margolin 3,188,625 shares were subsequently cancelled and returned to treasury which resulted in Mr. Margolin holding 5,585,125 common shares.

Mr. Margolin sold 280,000 of his shares at the price of $1.00 to seven (7) selling shareholders in private transactions. Mr. Margolin presently holds 5,585,125 common shares.

We are not registering shares issued for services rendered by any Selling Stockholder.

We are not registering common shares held directly or indirectly by our officers or directors.

We relied on Section 4(2) of the Securities Act of 1933, as amended for the offer and sale of the securities in the chart below. We believe that Section 4(2) was available because:

·	Each investor had a pre-existing relationship with our Founder, Chief Executive Officer, President and Director, Edward Margolin prior to the time of the offer and sale;

·	None of these issuances involved underwriters, underwriting discounts or commissions;

·	Restrictive legends were and will be placed on all certificates issued as described above; and

·	The offer and sale of the securities did not involve general solicitation or advertising.

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Name of the Beneficial Holder	Number of Common Shares Held Before the Offering	Percentage Owned Before the Offering	Number of Common Shares Being Offered	Shares Held After Assuming All Common Shares Being Registered Are Sold (1)(2)	Percentage Held After Offering Assuming All Common Shares Being Registered Are Sold	Nature of Relationship Between Shareholder and the Company and Edward Margolin, its Founder, Chief Executive Officer, President and Director
Donald Vandendriessche	95,000	<1%	95,000	0	0%	Personal Acquaintance
Charles S. Bailes	200,000	2%	100,000	100,000	<1%	Personal Acquaintance
Dale E. Banks	12,500	<1%	12,500	0	0%	Personal Acquaintance
Bernard F. Underwood	10,000	<1%	10,000	0	0%	Personal Acquaintance
Barbara Blachly as Custodian for Joseph Norman under the Uniform Gifts to Minors Act Ohio (3)	32,500	<1%	32,500	0	0%	Personal Acquaintance
Herbert Blachly as Custodian for Eleanor Daugherty under the Uniform Gifts to Minors Act Ohio (3)	73,500	<1%	73,500	0	0%	Personal Acquaintance
Douglas Buchanan	12,500	<1%	12,500	0	0%	Personal Acquaintance
Maria Izabel Dassi	5,000	<1%	5,000	0	0%	Personal Acquaintance
David Lee Morse & Ruth Jane Morse (4)	880,000	8.80%	100,000	780,000	5.3%	Personal Acquaintance
David Dent	12,500	<1%	12,500	0	0%	Personal Acquaintance
Eamon and Racquel Toner	20,000	<1%	20,000	0	0%	Personal Acquaintance
Nuview IRA Custodian for Carol L. Perrine IRA (4)	37,544	<1%	37,544	0	0%	Personal Acquaintance
Carol & Thomas Perrine (4)	355,956	3.6%	100,000	255,956	2.6%
Nuview IRA Custodian for Gregory Rise (4)	50,000	<1%	50,000	0	0%	Personal Acquaintance
Glen Gardner (5)	45,000	<1%	45,000	0	0%	Personal Acquaintance

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Gertrude Gardner (5)	50,000	<1%	50,000	0	0%	Personal Acquaintance
Thomas Harding	460,000	4.6%	100,000	360,000	3.6%	Personal Acquaintance
Neil Harms & Phyllis Harms	919,500	9.2%	100,000	819,500	8.2%	Personal Acquaintance
Stephanie M. Holt	50,000	<1%	50,000	0	0%	Personal Acquaintance
Ronald P. Hoyt	12,500	<1%	12,500	0	0%	Personal Acquaintance
Wayne Huepenbecker	40,000	<1%	40,000	0	0%	Personal Acquaintance
John E. Atkins	39,375	<1%	39,375	0	0%	Personal Acquaintance
D. Mark Kiehn	6,250	<1%	6,250	0	0%	Personal Acquaintance
Kurt Kurtkegaard	120,000	1.2%	100,000	20,000	<1%
Anthony G. LaBarbera	100,000	1%	100,000	0	0%	Personal Acquaintance
Clifton R. McDonell	45,000	<1%	45,000	0	0%	Personal Acquaintance
Frederick G. McWilliams& James C. McWilliams	12,500	<1%	12,500	0	0%	Personal Acquaintance
Covariant Inc.	25,000	<1%	25,000	0	0%	Personal Acquaintance
Kenneth Newbrough & Barbara Newbrough	433,000	4.3%	100,000	333,333	3.3%	Personal Acquaintance
Frank H. Pounders	88,500	<1%	88,500	0	0%	Personal Acquaintance
Ron Haffner	12,500	<1%	12,500	0	0%	Personal Acquaintance
William H. Schriever	22,500	<1%	22,500	0	0%	Personal Acquaintance
Gerald Simonson	28,750	<1%	28,750	0	0%	Personal Acquaintance
Bruce A. Smith	50,000	<1%	50,000	0	0%	Personal Acquaintance
W. Tom Tracy	10,000	<1%	10,000	0	0%	Personal Acquaintance
Sonia Kasses	20,000	<1%	20,000	0	0%
John Ullrich & Jane Ullrich	15,000	<1%	15,000	0	0%	Personal Acquaintance
John R. Wimberly	12,500	<1%	12,500	0	0%	Personal Acquaintance
Total	4,414,875	--------	1,846,419	2,457,926	--------	--------

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(1) Based upon 10,000,000 common shares outstanding as of the date of this Prospectus.

(2) Assuming that all 1,846,419 common shares being registered are sold.

(3) Herbert Blachy is the husband of Barbara Blachy. Joseph Norman is the grandson of Herbert and Barbara Blachy. Eleanor Norman is the granddaughter of Herbert and Barbary Blachy.

(4) Ruth Jane Morse is the spouse of David Lee Morse.

(5) Carol L. Perrine is the wife of Thomas Perrine.

(6) Glen Gardner is the son of Gertrude Gardner. Glen Gardner is over the age of 18 and does not live in the same household as Gertrude Gardner.

(7) Covariant Inc. is a C corporation controlled by Neil Beesley.

(8) Sonia Kasses is the grandmother of Edward Margolin, our Founder, Chief Executive Officer, President and Director.

Prospective investors were invited to review at our offices, at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business.

The holders of our shares of common stock and persons who desire to purchase them in any trading market that might develop in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares.

Accordingly, even if we are successful in having the shares available for trading on the OTC Markets, investors should consider any secondary market for the Company's securities to be a limited market. We intend to seek coverage and publication of information regarding the Company in an accepted publication which permits a "manual exemption”. This manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state. However, it is not enough for the security to be listed in a recognized manual. The listing entry must contain following: (1) the names of issuers, officers, and directors, (2) an issuer's balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations.  We may not be able to secure a listing containing all of this information. Furthermore, the manual exemption is a non-issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities. Most of the accepted manuals published that many states expressly recognize are Standard and Poor's, Moody's Investor Service, Fitch's Investment Service, and Best's Insurance Reports. A smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin.

We currently do not intend to and may not be able to qualify securities for resale in other states which require shares to be qualified before they can be resold by our shareholders.

DESCRIPTION OF SECURITIES

The following description is a summary of the material terms of the provisions of our Articles of Incorporation and Bylaws. Our Articles of Incorporation and Bylaws have been filed as exhibits to the registration statement of which this prospectus is a part.

We are authorized to issue 50,000,000 shares of common stock, $0.001 par value per share of which 10,000,000 shares are outstanding and held by 48 stockholders of record, and 1,000,000 shares of preferred stock, par value per share of $0.001 per share held by one (1) stockholder, Edward Margolin, our Founder, President, Chief Executive Officer and Director.

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Common Stock

Each share of our common stock entitles the holder to one (1) vote, either in person or by proxy, at meetings of shareholders. The shareholders are not permitted to vote their shares cumulatively. Accordingly, the holders of more than fifty percent (50%) of the total voting rights on matters presented to our common stockholders can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any such directors. The vote of the holders of a majority of the holders entitled to vote on matters submitted to our common stockholders including of our preferred stock described below is sufficient to authorize, affirm, ratify, or consent to such act or action, except as otherwise provided by law.

To date, we have paid no cash dividends on our shares of common stock. Any future payment of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors. We have no present plans for future cash or stock dividends. We intend to retain future earnings, if any, to provide funds for operation of our business.

Holders of our common stock have no preemptive rights.

Upon our liquidation or dissolution, the assets legally available for distribution to holders of shares of the common stock, after payment of all of our obligations, are distributable ratably among the holders of the then outstanding common stock.

Convertible Securities & Options to Purchase

 We have no other warrants, options or convertible securities outstanding.

Preferred Stock

We are authorized to issue 1,000,000 shares of preferred stock with a par value of $0.001 per share which has been designated as Series A Preferred Stock. All outstanding shares of our Series A Preferred Stock are validly issued, fully paid and non-assessable.

The Series A Preferred Stock has the following rights and preferences:

·	Each one (1) share is entitled to fifty (50) votes per share on all matters submitted to our common stockholders;
·	The Series A Shares are not convertible into common shares; and
·	The Series A Shares are redeemable in whole by us for the price of $5,000 at the option of the holder.

So long as any of the Series A Shares are outstanding, we cannot take the following actions without the consent of the holders of 100% of the Series A Shares:

·	amend, alter, waive or repeal, whether by merger consolidation, combination, reclassification or otherwise, the Articles of Incorporation or Bylaws;
·	create, authorize or issue any class, series or shares of any class of capital stock; or
·	amend the rights and preferences of the Series A Shares.

As of the date of this prospectus, we have 1,000,000 shares of Series A Preferred Stock outstanding, each entitled to fifty (50) votes per share. Our Founder, Chief Executive Officer, President and Director, Edward Margolin, holds 1,000,000 shares of our Series A Preferred Stock and 5,585,125 common shares which provide him with an aggregate of 55,585,125 votes of 60,000,000 votes or 93% of the votes on all matters presented to a vote of our stockholders. As such, Mr. Margolin he has the ability to determine the outcome of all matters submitted to our stockholders for approval, including the election of directors. Mr. Margolin’s control of our voting securities may make it impossible to complete some corporate transactions without its support and may prevent a change in our control. In addition, this ownership could discourage the acquisition of our common stock by potential investors and could have an anti-takeover effect, possibly depressing the trading price of our common stock.

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Florida Anti-Takeover Laws

As a Florida corporation, we are subject to certain anti-takeover provisions that apply to public corporations under Florida law.

Pursuant to Section 607.0901 of the Florida Business Corporation Act, or the Florida Act, a publicly held Florida corporation may not engage in a broad range of business combinations or other extraordinary corporate transactions with an interested shareholder without the approval of the holders of two-thirds of the voting shares of the corporation (excluding shares held by the interested shareholder), unless:

·	The transaction is approved by a majority of disinterested directors before the shareholder becomes an interested shareholder;
·
·	The interested shareholder has owned at least eighty percent (80%) of the corporation’s outstanding voting shares for at least five years preceding the announcement date of any such business combination;
·
·	The interested shareholder is the beneficial owner of at least ninety percent (90%) of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors; or
·
·	The consideration paid to the holders of the corporation’s voting stock is at least equal to certain fair price criteria.

An interested shareholder is defined as a person who, together with affiliates and associates, beneficially owns more than ten percent (10%) of a corporation’s outstanding voting shares. We have not made an election in our amended Articles of Incorporation to opt out of Section 607.0901.

In addition, we are subject to Section 607.0902 of the Florida Act which prohibits the voting of shares in a publicly held Florida corporation that are acquired in a control share acquisition unless (i) our Board of Directors approved such acquisition prior to its consummation or (ii) after such acquisition, in lieu of prior approval by our Board of Directors, the holders of a majority of the corporation’s voting shares, exclusive of shares owned by officers of the corporation, employee directors or the acquiring party, approve the granting of voting rights as to the shares acquired in the control share acquisition. A control share acquisition is defined as an acquisition that immediately thereafter entitles the acquiring party to twenty percent (20%) or more of the total voting power in an election of directors.

MARKET FOR OUR SECURITIES AND RELATED SHAREHOLDER MATTERS

There is presently no established public trading market for our common stock. We anticipate on applying for trading of our common stock on the OTC Markets upon the effectiveness of the registration statement of which this prospectus forms apart. However, we can provide no assurance that our shares of common stock will be traded on the Markets or, if traded, that a public market will materialize.

Holders

As of the date of this registration statement, we had 48 holders of our common stock.

Transfer Agent and Registrar

Pacific Stock Transfer is currently the transfer agent and registrar for our common stock. Pacific Stock Transfer’s address is 6725 Via Austin Parkway, Suite 300 Las Vegas, NV 89119. Its phone number is (800) 785-7782.

Dividends

Since inception we have not paid any dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock.  Although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our Board of Directors will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our Board of Directors may deem relevant.

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Securities Authorized for Issuance Under Equity Compensation Plans

We presently do not have any equity based or other long-term incentive programs. In the future, we may adopt and establish an equity-based or other long-term incentive plan if it is in the best interest of the Company and our shareholders to do so.

Penny Stock Considerations

Our shares will be "penny stocks", as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00. Thus, our shares will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt.

In addition, under the penny stock regulations, the broker-dealer is required to:

·	Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

·	Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

·	Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value, and information regarding the limited market in penny stocks; and

·	Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market, and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities. Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

OTC Markets Qualification for Quotation

To have our shares of common stock on the OTC Markets, a market maker must file an application on our behalf in order to make a market for our common stock. We have engaged in preliminary discussions with a FINRA Market Maker to file our application on Form 211 with FINRA, but as of the date of this Prospectus, no filing has been made. Based upon our counsel's prior experience, we anticipate that after this registration statement is declared effective, it will take approximately two (2) to eight (8) weeks for FINRA to issue a trading symbol and allow sales of our common stock under Rule 144.

Sales of Our Common Stock Under Rule 144

We presently have 10,000,000 common shares outstanding. Of these shares 4,184,875 common shares are held by non-affiliates and 5,585,125 common shares are held by affiliates, which Rule 144 of the Securities Act of 1933 defines as restricted securities. We are registering 1,846,419 shares held by non-affiliates in this offering. We are not registering shares held by affiliates in this offering. The remaining non-affiliate shares as well as all of the affiliates’ shares will be subject to the resale restrictions of Rule 144. In general, persons holding restricted securities, including affiliates, must hold their shares for a period of at least six (6) months, may not sell more than one percent (1%) of the total issued and outstanding shares in any ninety (90) day period, and must resell the shares in an unsolicited brokerage transaction at the market price. The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

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Reports to Shareholders

As a result of this offering and assuming the registration statement is declared effective before December 31, 2018, as required under Section 15(d) of the Securities Exchange Act of 1934, we will file periodic reports with the Securities and Exchange Commission through December 31, 2018, including a Form 10-K for the year ended December 31, 2018, assuming this registration statement is declared effective before that date. At or prior to December 31, 2018, we intend voluntarily to file a registration statement on Form 8-A which will subject us to all of the reporting requirements of the 1934 Act. This will require us to file quarterly and annual reports with the SEC and will also subject us to the proxy rules of the SEC. In addition, our officers, directors and ten percent (10%) stockholders will be required to submit reports to the SEC on their stock ownership and stock trading activity. We are not required under Section 12(g) or otherwise to become a mandatory 1934 Act filer unless we have more than five hundred (500) shareholders and total assets of more than $10,000,000 on December 31, 2018. If we do not file a registration statement on Form 8-A at or prior to December 31, 2018, we will continue as a voluntary reporting company and will not be subject to the proxy statement or other information requirements of the 1934 Act, our securities can no longer be quoted on the OTC Markets, and our officers, directors and ten percent (10%) stockholders will not be required to submit reports to the SEC on their stock ownership and stock trading activity. We will deliver an annual report to our security holders that will include audited financial statements regardless of whether we are obligated to do so.

Where You Can Find Additional Information

We have filed with the Securities and Exchange Commission a registration statement on Form S-1. For further information about us and the shares of common stock to be sold in the offering, please refer to the registration statement and the exhibits and schedules thereto.  The registration statement and exhibits and any materials we file with the Commission may be read and copied, at the SEC's Public Reference Room at 100 F St., N.E., Washington, D.C. 20549, on official business days during the hours of 10:00 a.m. to 3:00 p.m. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC- 0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission and state the address of that site (http://www.sec.gov).  Our registration statement and other information we file with the SEC is available at the web site maintained by the SEC at http://www.sec.gov.

OUR BUSINESS

Overview

The “Company”, “us”, “we” and “our” refer to Fraud Protection Network, Inc., a Florida corporation. We are a Florida corporation formed on August 4, 2012 to commercialize authentication and risk mitigation services to enterprises and subscription-based identity theft protection and credit services and products to consumers. Our products are designed to provide fully customizable platforms to assist consumers and enterprises in the prevention of identity theft and fraud.

Our principal executive office is located at 2500 E. Hallandale Beach Blvd, Suite 404, Hallandale Beach, Florida 33009. Our telephone number is 855-203-0683. Our website is located at www.fraudprotectionnetwork.com and is not part of this prospectus.

Our auditors have included a “going concern” explanatory paragraph in their audit opinion meaning that we face uncertainties that our business will not succeed or be viable. Additionally, it is likely that we will need additional capital or additional financing in the future, and if such financing is not available to us on acceptable terms, our business may suffer or fail as a result.

We incurred net losses of $1,385,457, $1,513,150 and $925,910 for the years ended December 31, 2015 and 2016, and nine (9) months ended September 30, 2017, respectively. We had revenues of $13,413, $60,138 and $419,346 for the years ended December 31, 2015 and 2016, and nine (9) months ended September 30, 2017, respectively.

We are dependent upon the sale of securities to fund our operations. From our inception through the date of this prospectus, we received aggregate proceeds of $6,515,680 from the sale of our securities, of which $1,697,500 was from the sale of promissory notes bearing interest at rates between 10.0% and 13.3% and $4,818,180 was from the sale of 4,267,375 shares of our common stock at prices between $0.50 and $1.25 per share.

As of the date of this Prospectus, we had cash on hand of $160,000 our operational needs. Currently, our operating expenses are approximately $154,000 per month. After this registration statement is declared effective, our operating expenses will be approximately $164,000 per month If we fail to generate sufficient revenues or raise additional funds to meet our monthly operating costs we would have available cash for our operating needs for approximately three (3) months.

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Operations

We provide subscription-based identity theft protection services and credit products direct-to-consumers, and identity authentication and risk mitigation services to enterprises throughout the United States. We are considered a Credit Reporting Agency which enables us to assist consumers with credit and fraud disputes as well as identity resolution services.

Our direct to consumer services are principally marketed to customers of our clients and/or partners and are typically branded and tailored to meet our clients/partner’s specifications. One such branded product consists of approximately 10,000 users on our unique resident amenity Resident-Link, which provides identity theft and rental credit reporting. Our primary business clients are enterprises seeking unique credit and credit software solutions, like our Loan Pre-Qualification software.

Our direct to consumer services include daily monitoring of our subscribers’ credit files at one or all three of the major credit reporting agencies, Equifax, Experian and TransUnion. We deliver our services online or by email or text alerts. We also offer credit score analysis tools, credit education, a consumer fraud resource center and identity theft cost coverage.

Our direct to consumer services enable our subscribers to:

  Guard against identity theft and its detrimental effects by continuously monitoring their credit files at one or all three major credit reporting agencies for changes that may indicate identity theft. Based on such information, subscribers may take actions to prevent or mitigate identity theft and speak to our identity theft customer service specialists.
  Review their credit profiles in an easy to understand format, analyze their credit records and credit scores and keep informed of changes to their credit records on a daily, monthly or quarterly basis. Using our services, subscribers may verify the accuracy of and monitor changes to their credit records at the credit reporting agencies. Our services also help subscribers learn how their credit scores change with varying events and how to correct errors on their credit reports.
  Improve their credit scores by coordinating rent payment history and other positive credit information to credit reporting agencies.

We maintain our infrastructure and software at the highest security clearance required by any credit bureau, originally obtaining Experian’s Independent Third Party Assessment (EI3PA) Level I certification in 2014. We continue to maintain this security level with annual third-party audits, and have also been recognized by Experian as an Authorized Technical Provider.

Our solutions process information from hundreds of databases for monitoring and/or credit reporting purposes. Databases include credit bureaus, law enforcement (i.e. FBI, DEA, U.S. Marshals, etc.), all 50 states and FDIC, OFAC, FinCEN and other databases. For enterprise customers, we offer customizable programs and reports to assist businesses in performing due diligence on prospective tenants, employees, contractors, vendors, and suppliers.

One enterprise customer using our Resident-Link solution and one enterprise customer using our software development services accounted for 32%, and 30% respectively of our revenues during the years ended December 31, 2015, December 31, 2016 and nine (9) months ended September 30, 2017.

Consumer Products

Our subscription based consumer products are summarized below:

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Product	Key Product Features
RapID PRO™	Identity Theft Protection with real-time fraud alerts, credit monitoring, full Experian credit report & score
Credit Report and Score	Experian Credit Reports and Credit Scores
Resident-Link	Combines RapID PRO™ with on-time Rental Payment Reporting
RentConnect	Peer-to-Peer Tenant Screening

RapID PRO™

Our Identity Theft Protection platform RapID PRO™ (an acronym for Real-time Alerts, Personal IDentification PROtection) is a subscription based consumer product with the following features:

·	Real-time Fraud Alerts
·	3-Bureau Credit Monitoring
·	Full Experian Credit Report & Score
·	Address Monitoring
·	Public Records Monitoring
·	RapID Resolution Victim’s Assistance
·	24/7/365 Customer Support
·	$25,000 Service Guarantee

Direct-to-Consumer Credit Report and Score

We sell Experian Credit Reports and Credit Scores directly to consumers.

ResidentLink

In early 2017, we launched ResidentLink which combines identity theft protection (RapID PRO) with on-time rental payment reporting, allowing the tenant to simultaneously build and protect their credit.

RentConnect (Peer-to-Peer Tenant Screening)

RentConnect to allows prospective tenants to connect with property owners through a secure website connection. Tenants are able to receive and share their Experian credit report and credit score as well as share their criminal and eviction history with potential landlords. The platform’s design protects both the potential tenant and the property owner while delivering quality reports for landlords to make informed leasing decisions.

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Enterprise Products

Our enterprise products and services are offered to our business customers and are summarized below:

Product	Key Product Features	Date Product Offered	Target Clients
PreQual Solutions	Loan / Credit Prequalification Software	06/2016	Mortgage Lenders, Personal Loan Providers, Credit Card Companies
PreScreen Services	PreScreened Credit and Prospect Trigger programs	12/2016	Mortgage Lenders, Personal Loan Providers, Credit Card Companies
Tenant Screening	Includes: credit report & score, comprehensive criminal & eviction background check, and verification services	08/2014	Property Managers
Employee Screening	Includes: Employment Insight Credit Report, comprehensive criminal background check, and verification services	04/2015	Small Business Owner

PreQual Solutions (Loan Prequalification Services)

Our Loan Prequalification Software (PreQual Solutions) offers a credit driven prequalification service using a simple, web-based software solution. PreQual Solutions may be utilized by lenders for mortgage loans, auto loans, personal loans, credit cards and similar facilities.

PreScreen Services

Our credit PreScreen Services provide lists of credit qualified consumer data to lenders for the extension of a Firm Offer of Credit (FOC). PreScreen Services can generate a single list or may be used as a monthly service, generating new consumer leads when certain activity (i.e. new credit inquiry) is detected on a target population.

Tenant and Employee Screening

Our employer and tenant tools are designed to provide a complete profile of an individual’s financial stability and background with customizable reports. Clients choose the depth of reporting they desire by selecting the reports features:

·	Credit Report provides complete credit history from Experian, includes exclusive RentBureau® data.
·	Credit Score -provides a VantageScore 3.0 or FICO score.
·	Comprehensive Background Check provides a detailed background report compiled from 1,200 databases that includes the prospective tenant’s social security number verification, known alias report, address verification, national criminal record, sex offender, and national evictions database search results.
·	OneGlobe International Criminal Database Search provides international solution searches over 190 million records sourced from governments, courts and other criminal data sources.

Customizable search criteria include:

·	3 yr. Driving Abstract (Record)
·	Employee Monitoring
·	Drug Screening
·	Vendor/Supplier Screening
·	Bankruptcies – All Chapters (7, 11, 12, or 13)
·	Civil Actions and Tax Liens – Judgements and Tax Liens (paid and unpaid)
·	Derogatory Trade Lines – Foreclosure, Repossession, Charge-off and Collection
·	Delinquencies – Past due accounts (30, 60, 90, 120-180)
·	Criminal Records – National Criminal Records Search, all data is vetted at the county level

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Technical Provider Products

Our technical provider products are summarized in the chart below:

Service	Key Product Features	Target Clients
Peer-to-Peer Tenant Screening SaaS	Includes: credit report & score, comprehensive criminal & eviction background check	Consumer Reporting Agencies
Direct-to-Consumer Credit Products / Services	Includes: credit report & score, identity theft protection, and credit monitoring	Consumer Reporting Agencies
Loan / Credit Prequalification SaaS	Customizable matching algorithm quickly compares credit data with clients qualifying criteria	Consumer Reporting Agencies
Fully Managed Hosting	PCI DSS & EI3PA Level 1 compliant infrastructure	Experian Resellers
Software Development	Custom software development for hire	End Users and Resellers (i.e. Consumer Reporting Agencies) of credit data solutions

Software as a Service (SaaS)

We offer proprietary software platforms we have created to other credit reporting agency resellers. These companies license our software, which enables them to offer credit solutions to their clients. We implement, maintain and host the software, which generates upfront and ongoing fee revenue.

Platforms Currently Available to License:

·	Peer-to-Peer Tenant Screening Software (based on RentConnect)
·	Direct-to-Consumer Credit Report and Score Software
·	Credit Monitoring and Identity Theft Protection Software (based on RapID PRO)
·	Loan Prequalification Software

Fully Managed EI3PA Level 1 Hosting

All of our technology, and the data we process and/or store, is secured. The infrastructure and security controls conform to PCI DSS Level 1 and EI3PA Level 1, and all components of our technology is reviewed by an independent third party (QSA). In 2016, we began offering Managed Hosting. Unlike traditional hosting companies that only provide the infrastructure, we provide the infrastructure and manage the security and hardening of all operating systems, application software, access points, integrations, and more.

Custom Software Development

We also offer customization services for all of our products.

Revenues by Product

Our revenues for the nine (9) months ended September 30, 2017 and years ended December 31, 2016 and December 31, 2015 are summarized below.

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Product	Category	Nine (9) Months Ended 9/30/2017	Twelve (12) Months Ended 12/31/2016	Twelve (12) Months Ended 12/31/2015
RentConnect	Consumer Products	$9,110	$7,891	$0
Tenant and Employee Screening	Enterprise Products	$20,998	$24,418	$8,633
RapID PRO (incl. CR & Score)	Consumer Products	$1,416	$3,829	$4,780
Resident-Link (incl. CR & Score)	Consumer Products	$160,175	$0	$0
PreQual Solutions	Enterprise Products	$33,261	$0	$0
Managed Ei3pa hosting	Technical Provider	$21,000	$15,000	$0
Software Development	Technical Provider	$142,850	$9,000	$0
Pre-Screen Services	Enterprise Products	$30,536	$0	$0
Total Sales by Product		$419,346	$60,138	$13,413

Sales Agents & Relationships

We use sales agent relationships to increase sales efforts. Through referral agreements with credit reporting and other companies, we foster mutually beneficial relationships that allow them to market our products to their clients or members and earn a commission. Our products and services are deployed across their networks as value-add solutions or member benefits. These relationships increase conversion rates and generate revenue for us and commissions to the sales agent.

Marketing

We receive the majority of our customers through our Sales Agency Relationships described above. We also market our products using internet marketing (pay-per-click, click-to-call, SEO, and targeted advertising campaigns on Google, Yahoo, Bing), Direct Marketing (targeted email campaigns), Radio (live reads, show sponsorship), Television, and Direct Selling (DTC).

Our business-to-business selling efforts are predominately handled by our internal sales force as follows:

·	Employment Screening Services – promotes employee screening as well as introducing the RapID PRO™ platform as a Voluntary Employee Benefit.
·	Tenant Screening Services – promotes both the enterprise and peer-to-peer tenant screening programs to property managers and property owners.
·	Technology Services – promoting SaaS and Hosting Services to other credit reporting agencies.

Competition

Our competitors are large national or regional chains that have substantially greater financial, marketing and other resources than we have.

The identify theft marketplace is very competitive, with a number of new and established companies offering products and services that compete with those offered by us. RapID PRO™ will face competition from its direct competitors (LifeLock, Identity Guard, Identity Force, All Clear ID, TrustedID, and more), the credit bureaus themselves (Experian, Transunion, and Equifax), as well as other companies such as Credit Karma providing similar services.

There can be no assurance that we will be able to compete successfully against current or future competitors or that competitive pressure will not have a material adverse effect on our business, operating results and financial condition.

Intellectual Property

We own three registered tradenames, Fraud Protection Network, Resident-link and RapID Pro. Trademarks and trade names distinguish the various companies from each other. Despite our trademarks, there are many subtleties that exist in our product descriptions, offerings and names that can easily confuse customers. If our customers cannot distinguish our products from our competitors or if we are unable to protect our intellectual property, including trade secrets and other unpatented intellectual property, our competitors could use our intellectual property to market and deliver similar services, decreasing the demand for our services.

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Employees

We presently have eleven (11) full-time employees as follows:

  Edward Margolin, our Founder, Chief Executive Officer, President and Director,
  Ryan Moore, our Chief Operating Officer,
  Jesse Causey, our Chief Technology Officer,
  Three clerical persons, and
  Five software development persons.

We also use the services of four (4) part-time sales persons.

Facilities

We occupy approximately 2,300 square feet, located 2500 E. Hallandale Beach Blvd, Suite 404, Hallandale Beach, FL 33009, pursuant to a lease agreement that expires on May 1, 2017. We pay annual rent of approximately $36,000. We believe that our current facilities are adequate to meet our needs for the foreseeable future.

Research and Development

We have not spent funds on research and development since our inception. Research and development has been completed by Edward Margolin, our Founder, Chief Executive Officer, President and Director or under his supervision.

Government Regulation

Our businesses are subject to regulation under the Fair Credit Reporting Act (together with regulations thereunder, “FCRA”), the Gramm-Leach-Bliley Act (the “GLBA”), the Driver’s Privacy Protection Act (the “DPPA”), the Health Insurance Portability and Accountability Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the Federal Trade Commission Act (the “FTC Act”) and various other federal, state and local laws and regulations. See “Business—Legal and Regulatory Matters” for a description of select regulatory regimes to which we are subject. These laws and regulations, which generally are designed to protect the privacy of the public and to prevent the misuse of personal information available in the marketplace, are complex, change frequently and have tended to become more stringent over time. We already incur significant expenses in our attempt to ensure compliance with these laws. Currently, public concern is high with regard to the operation of credit reporting agencies in the United States, as well as the collection, use, accuracy, correction and sharing of personal information, including Social Security numbers, dates of birth, financial information, medical information, department of motor vehicle data and other behavioral data. In addition, many consumer advocates, privacy advocates, legislatures and government regulators believe that existing laws and regulations do not adequately protect privacy and have become increasingly concerned with the use of this type of personal information. As a result, they are lobbying for further restrictions on the dissemination or commercial use of personal information to the public and private sectors. Additional legislative or regulatory efforts in the United States could further regulate credit reporting agencies and the collection, use, communication, access, accuracy, obsolescence, sharing, correction and security of this personal information. In addition, any perception that our practices or products are an invasion of privacy, whether or not consistent with current or future regulations and industry practices, may subject us to public criticism, private class actions, reputational harm, or claims by regulators, which could disrupt our business and expose us to increased liability.

Public concern regarding identity theft also has led to more transparency for consumers as to what is in their credit reports. We provide credit reports and scores and monitoring services to consumers for a fee, and this income stream could be reduced or restricted by legislation that requires us to provide these services to consumers free of charge. For example, under U.S. federal law today, we are required to provide consumers with one credit report per year free of charge.

The following legal and regulatory developments also could have a material adverse effect on our business, financial condition or results of operations:

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·	amendment, enactment or interpretation of laws and regulations that restrict the access and use of personal information and reduce the availability or effectiveness of our solutions or the supply of data available to customers;
·	changes in cultural and consumer attitudes in favor of further restrictions on information collection and sharing, which may lead to regulations that prevent full utilization of our solutions;
·	failure of data suppliers or customers to comply with laws or regulations, where mutual compliance is required;
·	failure of our solutions to comply with current laws and regulations; and
·	failure of our solutions to adapt to changes in the regulatory environment in an efficient, cost-effective manner.

Changes in applicable legislation or regulations that restrict or dictate how we collect, maintain, combine and disseminate information, or that require us to provide services to consumers or a segment of consumers without charge, could adversely affect our business, financial condition or results of operations. In the future, we may be subject to significant additional expense to ensure continued compliance with applicable laws and regulations and to investigate, defend or remedy actual or alleged violations. Any failure by us to comply with applicable laws or regulations could also result in significant liability to us, including liability to private plaintiffs as a result of individual or class action litigation, or may result in the cessation of our operations or portions of our operations or impositions of fines and restrictions on our ability to carry on or expand our operations. Moreover, our compliance with privacy laws and regulations and our reputation depend in part on our customers’ adherence to privacy laws and regulations and their use of our services in ways consistent with consumer expectations and regulatory requirements. Certain of the laws and regulations governing our business are subject to interpretation by judges, juries and administrative entities, creating substantial uncertainty for our business.

The CFPB, which was established under the Dodd-Frank Act and commenced operations in July 2011, has broad authority over our business. This includes authority to issue regulations under federal consumer financial protection laws, such as under FCRA and other laws applicable to us and our financial customers. The CFPB is authorized to prevent “unfair, deceptive or abusive acts or practices” through its regulatory, supervisory and enforcement authority.

In 2012, credit reporting companies like us became subject to a federal supervision program for the first time under the CFPB’s authority to supervise and examine certain non-depository institutions that are “larger participants” of the consumer credit reporting market. The CFPB conducts examinations and investigations, and may issue subpoenas and bring civil actions in federal court for violations of the federal consumer financial laws including FCRA. In these proceedings, the CFPB can seek relief that includes: rescission or reformation of contracts, restitution, disgorgement of profits, payment of damages, limits on activities and civil money penalties of up to $1.0 million per day for knowing violations. The CFPB has initiated periodic examinations of us and the consumer credit reporting industry, which could result in new regulations or enforcement actions or proceedings.

There continues to be uncertainty as to how the CFPB’s strategies and priorities, including in both its examination and enforcement processes, will impact our business and our results of operations going forward. Actions by the CFPB could result in requirements to alter or cease offering affected products and services, making them less attractive and restricting our ability to offer them.

Although we have committed resources to enhancing our compliance programs, actions by the CFPB or other regulators against us could result in reputational harm. Our compliance costs and legal and regulatory exposure could increase materially if the CFPB or other regulators enact new regulations, change regulations that were previously adopted, modify through supervision or enforcement past regulatory guidance, or interpret existing regulations in a manner different or stricter than have been previously interpreted.

In October 2013, the Office of the Comptroller of the Currency (the “OCC”) issued updated guidance to national banks and federal savings associations on assessing and managing risks associated with third-party relationships, which include all business arrangements between a bank and another entity, by contract or otherwise. The guidance requires banks to exercise comprehensive oversight throughout each phase of a bank’s business arrangement with third-party service providers, and instructs banks to adopt risk management processes commensurate with the level of risk and complexity of its third-party relationships. The OCC expects especially rigorous oversight of third-party relationships that involve certain “critical activities.” In light of this guidance, our existing or potential financial services customers subject to OCC regulation may continue to revise their third-party risk management policies and processes and the terms on which they do business with us, which may adversely affect our relationship with such customers.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

Our Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the audited annual and unaudited interim Financial Statements and related notes included in this Form 10 filing, as well as the sections entitled “Risk Factors” in of this filing, as well as other cautionary statements and risks described elsewhere in this filing. Our actual results could differ materially from those discussed in the forward-looking statements

Overview

Fraud Protection Network, Inc, is a Florida corporation (“us”, “we” or “our”) which was formed on August 4, 2012.

We provide proactive identity theft protection services to our consumer subscribers, whom we refer to as our members, on an annual or monthly subscription basis. We also provide consumer risk management services to our enterprise customers.

Nine (9) Months Ended September 30, 2017 and 2016

We had revenues of $419,346 and $45,089 for the nine (9) months ended September 30, 2017 and 2016, respectively, or an eight hundred thirty percent (830%) increase. This increase resulted from greater acceptance of our products in the marketplace, which led to greater sales.

Sales and marketing expenses were $10,138 compared to $24,807 for the nine (9) months ended September 30, 2017 and 2016, respectively, a decrease of fifty nine point one percent (59.1%). We continued to curtail our sales and marketing since our new customers are now referred to us by third party parties.

Technology and development expenses were $423,962 compared to $387,575 for the nine (9) months ended September 30, 2017 and 2016, respectively, an increase of nine point four percent (9.4%). We were enhancing existing software applications as well as developing new software applications.

General and administrative expenses were $751,944 compared to $525,749 for the nine (9) months ended September 30, 2017 and 2016, respectively, an increase of forty three percent (43%). General and administrative expenses are increasing due to adding staff to handle our increased revenue base.

Our interest expense was $122,291 compared to $87,196 for the nine (9) months ended September 30, 2017 and 2016, respectively, an increase of forty point two percent (40.2%). This increase is due to a fifty four point five percent (54.5%) increase in our debt issued.

We recorded a net loss of ($925,910) compared to ($1,008,272) for the nine (9) months ended nine 30, 2017 and 2016, respectively.

Years Ended December 31, 2016 and 2015

We had revenues of $60,138 and $13,413 for the years ended December 31, 2016 and 2015, respectively, or a three hundred forty eight point four percent (348.4%) increase. This increase resulted from greater acceptance of our products in the marketplace, which led to greater sales.

Sales and marketing expenses were $25,301 compared to $251,935 for the years ended December 31, 2016 and 2015, respectively, a decrease of ninety percent (90%). We began to curtail our sales and marketing since most of our new customers are now referred to us by third parties.

Technology and development expenses were $521,053 compared to $269,595 for the years ended December 31, 2016 and 2015, respectively, an increase of ninety three point three percent (93.3%). We were enhancing existing software applications as well as developing new software applications.

General and administrative expenses were $874,213 compared to $804,525 for the years ended December 31, 2016 and 2015, respectively, an increase of eight point seven percent (8.7%).

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Stock based compensation was $5,000 and $0 for the years ended December 31, 2016 and 2015, respectively, or a one hundred percent (100%) increase.

Our interest expense was $114,053 compared to $31,322 for the years ended December 31, 2016 and 2015, respectively, an increase of two hundred sixty four point one percent (264.1%). This increase is due to an eleven point eight percent (11.8%) increase in our debt issued near the end of 2015, which was outstanding for all of 2016.

We recorded a net loss of ($1,513,150) compared to ($1,385,457) for the years ended December 31, 2016 and 2015, respectively.

Liquidity and Capital Resources Cash Flow Activities

Cash Flow Activities

Our cash decreased $4,954 for the nine months ended September 30, 2017. We used $916,625 of cash in operating activities during the nine months.

Financing Activities

During the nine (9) months ended September 30, 2017 we funded our working capital requirements principally through the proceeds of sale of our common stock in the amount of $586,875 and the issuance of notes payable in the amount of $465,000. In 2016 we negotiated extended maturity dates for our then existing short term debt.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported in the financial statements, including the notes thereto, and related disclosures of commitments and contingencies, if any. We consider our critical accounting policies to be those that require the more significant judgments and estimates in the preparation of financial statements, including the following:

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

Our financial instruments consist of cash and cash equivalents, prepaid expenses, payables and accrued expenses. Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. We consider the carrying values of our financial instruments in the consolidated financial statements to approximate fair value, due to their short-term nature.

Revenue Recognition

Revenue is recognized when earned, generally upon delivery of the contracted services. Revenue is recognized on a gross basis in accordance with ASC 605-45.

Property and Equipment

Property and equipment are recorded at cost, less accumulated depreciation. Depreciation and amortization are provided for using straight-line methods over the estimated useful lives of the respective assets.

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Valuation of Long-Lived Assets

We periodically evaluate long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If the estimated future cash flows (undiscounted and without interest charges) from the use of an asset were less than the carrying value, a write-down would be recorded to reduce the related asset to its estimated fair value.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements as defined in Regulation S-K Item 303(a)(4).

Recent Accounting Pronouncements

(See “Recently Issued Accounting Pronouncements” in Note 2 of Notes to the Financial Statements.)

MANAGEMENT

Directors and Executive Officers

The following table sets forth the name, age, and position of our executive officers and directors. Executive officers are elected annually by our Board of Directors. Each executive officer holds his office until he resigns, is removed by the Board, or his successor is elected and qualified. Directors are elected annually by our shareholders at the annual meeting. Each director holds his office until his successor is elected and qualified or his earlier resignation or removal.

Each director holds his office until his successor is elected and qualified or his earlier resignation or removal.

Name	Age	Position
Edward Margolin	36	Founder, Chief Executive Officer, President and Director
Ryan Moore	36	Chief Operating Officer
Jason Brown	42	Chief Financial Officer
Jesse Causey	42	Chief Technology Officer

Edward Margolin, Founder, Chief Executive Officer, President and Director

Since our inception on August 4, 2012 to present, Edward Margolin has been our Founder, Chief Executive Officer, President and sole Director.

Mr. Margolin graduated from high school in 1999 located in North Miami Beach Florida.

Mr. Margolin spends approximately seventy (70) hours each week on our business. As our Chief Executive Officer, President and Director, Mr. Margolin provides his experience in our day-to-day operations.

Ryan Moore, Chief Operating Officer

From July 1, 2014 to present, Ryan Moore has been our Chief Operating Officer.

From January 2012 through February of 2013, Mr. Moore was a realtor at Keller Williams in Orlando, Fl. From February 2013, to June of 2014, Mr. Moore served as the business development director of NuView IRA, located in Ft. Lauderdale, Fl. From September 29, 2014, to present Mr. Moore has been the owner of RTM Enterprises LLC, a Florida limited liability company where he provides real estate financial consulting services.

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Mr. Moore received a Bachelor’s Degree in business from The University of South Florida in April of 2004.

Mr. Moore spends approximately 40 hours each week on our business. As our Chief Operating Officer, Mr. Moore provides his experience in operations, project management, business strategy and product development he obtained through his studies and consulting services.

In the prior five years, Mr. Moore has not served as an officer and/or a director of any publicly traded companies.

Jason Brown, Chief Financial Officer

From December 7, 2017 to present, Jason Brown has been our Chief Financial Officer.

From November 1, of 2009 until September 1, of 2014, Mr. Brown was a senior manager at BDO USA, LLP located in West Palm Beach, FL. From September 9, 2014 to present, Mr. Brown has been the owner of Foresight CPA Firm, PLLC where he provides accounting, bookkeeping, tax, controller and other services.

Mr. Brown is a certified public accountant licensed with the state of Florida.

Mr. Brown received a Master’s Degree in Business from Florida Atlantic University on December of 2000 and a Bachelor’s Degree in accounting and finance from the University of South Florida in December of 1997.

Mr. Brown spends approximately 10 hours each week on our business. As our Chief Financial Officer, Mr. Brown provides his experience in accounting, bookkeeping and tax to our operations.

In the prior five years, Mr. Brown has not served as an officer and/or a director of any publicly traded companies.

Jesse Causey, Chief Technology Officer

From December 7, 2017 to present, Jesse Causey has been our Chief Technology Officer. From December 2012, until December 7, 2017, Mr. Causey was employed as our systems engineer.

Mr. Causey is licensed as Systems Certified Network Associate by Miami Technical Institute.

Mr. Causey spends approximately 60 hours each week on our business. As our Chief Technology Officer, Mr. Causey provides his experience in data security to our operations.

In the prior five years, Mr. Causey has not served as an officer and/or a director of any publicly traded companies.

Family Relationships

There are no family relationships between our officers and directors and shareholders.

Legal Proceedings

There have been no events under any bankruptcy act, no criminal proceedings, no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any of our directors, executive officers, promoters or control persons during the past ten (10) years. No officer, director, or persons nominated for such positions, promoter or significant employee has been involved in the last ten years in any of the following:

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·	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two (2) years prior to that time,

·	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses),

·	Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities,

·	Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

·	Having any government agency, administrative agency, or administrative court impose an administrative finding, order, decree, or sanction against them as a result of their involvement in any type of business, securities, or banking activity.

·	Being the subject of a pending administrative proceeding related to their involvement in any type of business, securities, or banking activity.

·	Having any administrative proceeding been threatened against you related to their involvement in any type of business, securities, or banking activity.

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EXECUTIVE COMPENSATION

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities for the years ending December 31, 2015 and 2016.

Name and Principal Position	Year Ended Dec 31	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation Earnings ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Edward Margolin, Founder, Chief Executive Officer, President and Director	2017 2016	$170,000 $130,000	$111,438 $156,499	0 0	0 0	0 0	0 0	0 0	$281,438 $286,499
Ryan Moore Chief Operating Officer	2017 2016	$88,500 $78,000	0 0	0 0	0 0	0 0	0 0	0 0	$84,250 $78,000
Jason Brown Chief Financial Officer (1)	2017 2016	$22,028 $23,010	0 0	0 0	0 0	0 0	0 0	0 0	_$22,028 $23,010
Jesse Causey Chief Technology Officer(2)	2017 2016	$100,750 $87,100	0 0	0 0	0 0	0 0	0 0	0 0	$100,750 $87,100

(1)	On September 24, 2014, we approved the issuance of 7,962,500 shares to Edward Margolin, our Founder, Chief Executive Officer, President and Director for services rendered to us. We valued these shares at $0.001 per share or an aggregate of $7,963.
(2)	Jason Brown was appointed as our Chief Financial Officer on December 7, 2017. Reflects compensation for accounting services rendered to us in 2016 prior to his appointment.
(3)	Jesse Causey was appointed as our Chief Technology Officer on December 7, 2017. Reflects compensation for technology related services rendered to us in 2016 prior to his appointment.

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Employment Agreements with Management

On December 13, 2017 we entered into an agreement with Edward Margolin, our Founder, Chief Executive Officer, President and Director, to provide services to us. The agreement has a term of one year and requires us to pay $182,000 annually to Mr. Margolin for his services to us. Mr. Margolin shall receive 10,000 of our common shares for each year of service commencing on December 7, 2018.

On December 7, 2017, we entered into an agreement with Ryan Moore, our Chief Operating Officer, to provide full time services to us. The agreement has a term of one year and requires us to pay $91,000 annually to Mr. Moore for his services to us. Additionally, Mr. Moore shall receive 7,500 of our common shares for each year of service commencing on December 7, 2018.

On December 7, 2017 we entered into an agreement with Jason Brown to serve as our Chief Financial Officer. Mr. Brown is required to provide us with up to twenty (20) hours per month. The agreement has a term of one year and requires us to pay a base salary of $24,000 annually to Mr. Brown for his services to us. Additionally, we are required to pay Mr. Brown, $2,000 for the preparation of our financial statements for each quarterly period and $3,500 to prepare our annual financial statements. Additionally, Mr. Brown shall receive 7,500 of our common shares for each year of service commencing on December 7, 2018.

On December 7, 2017 we entered into an agreement with Jesse Causey, our Chief Technology Officer, to provide full time services to us. The agreement has a term of one year and requires us to pay $104,000 annually to Mr. Causey for his services to us. Additionally, Mr. Brown shall receive 7,500 of our common shares for each year of service commencing on December 7, 2018.

Our Board of Directors determines the compensation paid to our executive officers, based upon the years of service to us, whether services are provided on a full- time basis and the experience and level of skill required.

We may award our officers and directors shares of common stock as non-cash compensation as determined by the Board of Directors from time to time. The Board of Directors will base its decision to grant common stock as compensation on the level of skill required to perform the services rendered and time committed to providing services to us.

Outstanding Equity Awards at the End of the Fiscal Year

We do not have and have never had any equity compensation plans and therefore no equity awards are outstanding as of the date of this registration statement.

Director Compensation

Our directors do not receive any other compensation for serving on the Board of Directors.

Bonuses and Deferred Compensation

We do not have any bonus, deferred compensation or retirement plan. All decisions regarding compensation are determined by our Board of Directors.

Options and Stock Appreciation Rights

We do not currently have a stock option or other equity incentive plan. We may adopt one or more such programs in the future.

Payment of Post-Termination Compensation

We do not have change-in-control agreements with any of our directors or executive officers, and we are not obligated to pay severance or other enhanced benefits to executive officers upon termination of their employment.

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Involvement in Certain Legal Proceedings

There have been no events under any bankruptcy act, no criminal proceedings, no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any of our directors, executive officers, promoters or control persons during the past ten (10) years.

Board of Directors

All directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified. Officers are elected by and serve at the discretion of the Board of Directors.

Our directors are reimbursed for expenses incurred by them in connection with attending board meetings, but they do not receive any other compensation for serving on the Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

At inception, we granted 8,773,750 common shares as to Edward Margolin, our Chief Executive Officer, President, Treasurer and Director for services rendered, of which 805,625 shares were issued during the third quarter of 2013 and 7,968,125 shares were issued during the third quarter of 2014. These shares were valued at $0.001 per share or an aggregate of $8,773. Of the shares granted to Mr. Margolin 3,188,625 shares were subsequently cancelled and returned to treasury (which resulted in Mr. Margolin holding 5,585,125 common shares) as follows:

·	During the third quarter of 2014, Edward Margolin contributed 805,625 common shares to treasury. We valued these shares at a per share price of $1.00 or an aggregate of $805,625.

·	During the second quarter of 2015, Edward Margolin contributed 92,500 common shares, to treasury. We valued these shares at a per share price of $1.25 or an aggregate of $115,625.

·	During the third quarter of 2015, Edward Margolin contributed 815,000 common shares to treasury. We valued these shares at a per share price of $1.25 or an aggregate of $1,018,750.

·	During the third quarter of 2016, Edward Margolin contributed 800,000 common shares to treasury. We valued these shares at a per price share of $1.25 or an aggregate of $1,000,000.

·	During the first quarter of 2017, Edward Margolin contributed 500,000 common shares to treasury. We valued these shares at a per share price of $1.25 or an aggregate of $625,000.

·	During the fourth quarter of 2017, Edward Margolin contributed 175,500 common shares to treasury. We valued these shares at a per price share of $1.25 or an aggregate of $219,375.

On December 13, 2017 we entered into an agreement with Edward Margolin, our Chief Executive Officer, President, Treasurer and Director, to provide services to us. The agreement has a term of one year and requires us to pay $182,000 annually to Mr. Margolin for his services to us. Mr. Margolin shall receive 10,000 of our common shares for each year of service commencing on December 7, 2018.

On December 7, 2017, we entered into an agreement with Ryan Moore, our Chief Operating Officer, to provide full time services to us. The agreement has a term of one year and requires us to pay $91,000 annually to Mr. Moore for his services as our Chief Operating Officer. Additionally, Mr. Moore shall receive 7,500 of our common shares for each year of service commencing on December 7, 2018.

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On December 7, 2017 we entered into an agreement with Jason Brown to serve as our Chief Financial Officer. Mr. Brown is required to provide us with up to twenty (20) hours per month. The agreement has a term of one year and requires us to pay a base salary of $24,000 annually to Mr. Brown for his services as our Chief Financial Officer. Additionally, we are required to pay Mr. Brown, $2,000 for the preparation of our financial statements for each quarterly period and $3,500 to prepare our annual financial statements. Additionally, Mr. Brown shall receive 7,500 of our common shares for each year of service commencing on December 7, 2018.

On December 7, 2017 we entered into an agreement with Jesse Causey, our Chief Technology Officer, to provide full time services to us. The agreement has a term of one year and requires us to pay $104,000 annually to Mr. Causey for his services as our Chief Technology Officer. Additionally, Mr. Brown shall receive 7,500 of our common shares for each year of service commencing on December 7, 2018.

Other than stated above, none of the following persons has any direct or indirect material interest in any transaction to which we are a party since our incorporation or in any proposed transaction to which we are proposed to be a party:

·	Any of our directors or officers;

·	Any proposed nominee for election as our director;

·	Any person who beneficially owns, directly or indirectly, shares carrying more than ten percent (10%) of the voting rights attached to our shares; or

·	Any relative or spouse of any of the foregoing persons, or any relative of such spouse, who has the same house as such person or who is a director or officer of any parent or subsidiary of our company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding our shares of common stock beneficially owned as of the date of this registration statement, for (i) each stockholder known to be the beneficial owner of five percent (5%) or more of our outstanding shares of common stock, (ii) each named executive officer and director, and (iii) all executive officers and directors as a group. A person is considered to beneficially own any shares: (i) over which such person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which such person has the right to acquire beneficial ownership at any time within sixty (60) days through an exercise of stock options or warrants or otherwise.  Unless otherwise indicated, voting and investment power relating to the shares shown in the table for our directors and executive officers is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within sixty (60) days of the date of this prospectus. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within sixty (60) days of the Closing Date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership.

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Unless otherwise specified, the address of each of the persons set forth below is in care of the Company at 2500 E. Hallandale Beach Blvd, Ste 404, Hallandale Beach, Florida 33009.

Common Stock	Direct	Indirect	Total	Percentage of Class (1)
Name and Address of Beneficial Owner	-----	-----	-----	-----
Executive Officers and Directors	-----	-----	-----	-----
Edward Margolin(2) Founder, Chief Executive Officer, President and Director	5,585,125	0	5,585,125	55.85%
Ryan Moore, Chief Operating Officer	0	0	-----	-----
Jason Brown, Chief Financial Officer	0	0	-----	-----
Jesse Causey, Chief Technology Officer	0	0	-----	-----
TOTAL Officers and Directors	5,585,125	0	-----	55.85%
Other 5 % Holders:	-----	-----	-----	-----
David Lee Morse and Ruth Jane Morse	410,000	470,000	880,000	8.80%
Neil and Phyllis Harms	554,500	365,000	919,500	9.20%
TOTAL	6,549,625	835,000	7,384,625	73.85%

(1) Based on 10,000,000 shares of common stock issued and outstanding as of the date of this registration statement. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable

PLAN OF DISTRIBUTION

Our common stock is currently not quoted on any market.  No market may ever develop for our common stock, or if developed, may not be sustained in the future. Accordingly, our shares should be considered totally illiquid, which inhibits investors’ ability to resell their shares.

Selling shareholders are offering up to 1,846,419 shares of common stock. The selling shareholders will offer their shares at $1.50 per share until our shares are quoted on the OTC Markets and thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholders. The securities offered by this prospectus will be sold by the selling shareholders. Selling shareholders in this offering may be considered underwriters. We are not aware of any underwriting arrangements that have been entered into by the selling shareholders. The distribution of the securities by the selling shareholders may be effected in one or more transactions that may take place in the over-the-counter market, including broker's transactions or privately negotiated transactions.

The selling shareholders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, margin accounts or loan transactions. Upon default by such selling shareholders, the pledge in such loan transaction would have the same rights of sale as the selling shareholders under this prospectus.  The selling shareholders may also enter into exchange traded listed option transactions, which require the delivery of the securities listed under this prospectus. After our securities are qualified for quotation on the over the counter Markets, the selling shareholders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such selling shareholders under this prospectus.

In addition to the above, each of the selling shareholders will be affected by the applicable provisions of the Securities Exchange Act of 1934, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities     by the selling shareholders or any such other person. We have instructed our selling shareholders that they may not purchase any of our securities while they are selling shares under this registration statement.

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Upon this registration statement being declared effective, the selling shareholders may offer and sell their shares from time to time until all of the shares registered are sold; however, this offering may not extend beyond two (2) years from the initial effective date of this registration statement.

There can be no assurances that the selling shareholders will sell any or all of the securities. In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

All of the foregoing may affect the marketability of our securities. Pursuant to oral promises we made to the selling shareholders, we will pay all the fees and expenses incident to the registration of the securities.

Should any substantial change occur regarding the status or other matters concerning the selling shareholders or us, we will file a post-effective amendment to this registration statement disclosing such matters.

OTC Markets Considerations

To be quoted on the OTC Markets, a market maker must file an application on our behalf in order to make a market for our common stock. We anticipate that after this registration statement is declared effective, market makers will enter “piggyback” quotes and our securities will thereafter trade on the OTC Markets.

The OTC Markets is separate and distinct from the NASDAQ stock market. NASDAQ has no business relationship with issuers of securities quoted on the OTC Markets. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Markets.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTC Markets has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files.

The only requirement for inclusion in the OTC Markets is that the issuer be current in its reporting requirements with the SEC.

Although we anticipate listing on the OTC Markets will increase liquidity for our stock, investors may have greater difficulty in getting orders filled because it is anticipated that if our stock trades on a public market, it initially will trade on the OTC Markets rather than on NASDAQ. Investors’ orders may be filled at a price much different than expected when an order is placed.

Trading activity in general is not conducted as efficiently and effectively as with NASDAQ-listed securities.

Investors must contact a broker-dealer to trade OTC Markets securities. Investors do not have direct access to the Markets service. For Markets securities, there only has to be one market maker. Markets transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the Markets, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders - an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

Because Markets stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

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LEGAL PROCEEDINGS

We are not aware of any pending or threatened legal proceedings in which we are involved.

INTEREST OF NAMED EXPERTS

The financial statements for the years ended December 31, 2015 and 2016, included in this prospectus have been audited by Daszkal Bolton LLP independent registered public accounting firm, to the extent and for the periods set forth in our report and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The legality of the shares offered under this registration statement is being passed upon by Hamilton & Associates Law Group, P.A., a Florida professional association.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our Bylaws, subject to the provisions of Florida Law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

In addition to the authority granted to us by Florida law to indemnify our directors, certain other provisions of the Florida Act have the effect of further limiting the personal liability of our directors. Pursuant to Florida law, a director of a Florida corporation cannot be held personally liable for monetary damages to the corporation or any other person for any act or failure to act regarding corporate management or policy except in the case of certain qualifying breaches of the director’s duties

Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such limitation or indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act for the securities in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement.  For further information with respect to us and our securities, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

Upon this registration statement becoming effective, we will file periodic reports under the Exchange Act, including annual, quarterly and special reports, and other information with the Securities and Exchange Commission. These periodic reports and other information are available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

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1,846,419 Shares of Common Stock

FRAUD PROTECTION NETWORK, INC.

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO.  WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT.  THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus.  This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Date of This Prospectus _______, 2018

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

OTHER EXPENSES AND ISSUANCE AND DISTRIBUTION

The following table is an itemization of all expenses incurred or expected to be incurred by us in connection with the issuance and distribution of the common shares being offered by this Prospectus. Items marked with an asterisk (*) represent offering expenses that we previously paid. We have agreed to pay all the costs and expenses of this offering. Selling security holders will pay no offering expenses.

Expense	Amount
SEC Registration Fee	$344.82
Auditing Fees	$60,000
Accounting Fees and Expenses	$20,000
Legal Fees and Expenses	$25,000
Edgar Filing Fees	$5,000
Miscellaneous	$5,000
Total	$115,344.82

All amounts are estimates other than the Commission’s registration fee.  We are paying all expenses of the offering listed above.  No portion of these expenses will be borne by the selling shareholders.  The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

RECENT SALES OF UNREGISTERED SECURITIES

In the three years prior to this Offering, we offered and sold securities below. None of the issuances involved underwriters, underwriting discounts or commissions. We relied upon Sections 4(2) of the Securities Act, and Rule 506 of the Securities Act of 1933, as amended for the offer and sale of the securities. We believed these exemptions were available because:

·	We are not a blank check company;
·
·	We filed a Form D, Notice of Sales, with the SEC;
·
·	Sales were not made by general solicitation or advertising;
·
·	All certificates had restrictive legends; and
·
·	Sales were made to persons with a pre-existing relationship to members of our management.

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In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

·	Access to all our books and records.
·
·	Access to all material contracts and documents relating to our operations.
·
·	The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

At inception, we granted 8,773,750 common shares as to Edward Margolin, our Chief Executive Officer, President, Treasurer and Director for services rendered, of which 805,625 shares were issued during the third quarter of 2013 and 7,968,125 shares were issued during the third quarter of 2014. These shares were valued at $0.001 per share or an aggregate of $8,773. Of the shares granted to Mr. Margolin 3,188,625 shares were subsequently cancelled and returned to treasury which resulted in Mr. Margolin holding 5,585,125 common shares.

From our inception through the date of this prospectus, we received aggregate proceeds of $4,818,180 from the sale of 4,267,375 shares of our common stock at prices between $0.50 and $1.25 per shares to the selling shareholders as follows:

  We sold 956,875 common shares to twenty - seven investors between September 12, 2013 and June 4, 2014 at the price of $1.00 per share or an aggregate of $956,875.
·	We sold 100,000 common shares to one investor on August 5, 2013 at the price of $0.50 per share or an aggregate of $50,000.
·	We sold 26,000 common shares to one investor on December 19, 2016 at the price of $0.77 per share or an aggregate of $20,000.
·	We sold 230,000 common shares to one investor on June 22, 2016 at the price of $0.87 per share or an aggregate of $200,000.

·	We sold 105,000 common shares to one investor on January 10, 2017 at the price of $0.95 per share or an aggregate of $100,000.
·	We sold 105,000 common shares to one investor on March 7, 2017 at the price of $0.95 per share or an aggregate of $100,000.
·	We sold 125,000 common shares to one investor on September 3, 2013 at the price of $0.96 per share or an aggregate of $120,000.
·	We sold 82,456 common shares to one investor on July 17, 2015 at the price of $1.21 per share or an aggregate of $100,000.

·	We sold 2,537,044 common shares to twenty - two investors between September 25, 2014 and December 4, 2017 at the price of $1.25 per share or an aggregate of $3,171,305.

We issued an aggregate of 312,000 common shares upon conversion of promissory notes by the selling shareholders as follows:

·	On December 15, 2015 we issued 80,000 common shares upon conversion of a promissory note in the amount of $100,000 at the per share price of $1.25 per share.

·	On September 30, 2016 we issued 40,000 common shares upon conversion of two promissory notes in the aggregate amount of $50,000 at the per share price of $1.25 per share.

·	On October 19, 2017 we issued 192,000 common shares upon conversion of two promissory notes in the aggregate amount of $240,000 at the per share price of $1.25 per share.

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EXHIBITS

Exhibit No.	Description
3.1	Articles of Incorporation (i)
3.2	Amendment to Articles dated September 20, 2012 (i)
3.3	Amendment to Articles dated July 9, 2013 (i)
3.4	Amended and Restated Articles of Incorporation dated July 7, 2016 (i)
3.5	Bylaws(i)
5.1	Legal Opinion(i)
10.1	Employment Agreement between Fraud Protection Network, Inc. and Edward Margolin (i)
10.2	Employment Agreement-Offer Letter Jason Brown (i)
10.3	Employment Agreement-Offer Letter Ryan Moore (i)
10.4	Employment Agreement-Offer Letter Jesse Causey (i)
23.1	Consent of Daszkal Bolton LLP (i)
23.2	Consent of Hamilton & Associates Law Group, P.A. (included in Exhibit 5.1)(i)

(i) Attached as exhibits herto.

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UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than twenty percent (20%) change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(4) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant  will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

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(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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52

Report of Independent Registered Public Accounting Firm

To the Board of Directors and

Shareholders of Fraud Protection Network, Inc.

Hallandale Beach, Florida

We have audited the accompanying balance sheets of Fraud Protection Network, Inc. (the “Company”) at December 31, 2016 and 2015, and the related statements of operations, stockholders’ deficit and cash flows for each of the years in the two-year period ended December 31, 2016.  The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Fraud Protection Network, Inc. at December 31, 2016 and 2015, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 3 to the financial statements, the Company has sustained recurring losses from operations and has working capital and accumulated deficits that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ Daszkal Bolton LLP

Fort Lauderdale, Florida

January 15, 2018

F-1

Fraud Protection Network, Inc.

Consolidated Balance Sheets

September 30, 2017 and December 31, 2016 and 2015

	As of	As of	As of
	September 30, 2017	December 31, 2016	December 31, 2015
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$167,815	$172,769	$173,633
Total current assets	167,815	172,769	173,633
Property and equipment, net	348,292	215,009	104,485
Other assets:
Deposits	2,430	2,430	2,450
Total other assets	2,430	2,430	2,450
Total assets	$518,537	$390,208	$280,568
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$10,544	$34,478	$5,745
Accrued expenses and other liabilities	76,726	71,428	40,426
Deferred Revenue	—	9,000	—
Loan from shareholder	30,000	40,000	4,750
Liability for stock to be issued	240,000	200,000	—
Convertible notes payable, current portion	1,317,500	127,500	662,500
Total current liabilities	1,674,770	482,406	713,421
Long-term liabilities:
Convertible notes payable, net of current portion	—	725,000	100,000
Total long-term liabilities:	—	725,000	100,000
Total liabilities	1,674,770	1,207,406	813,421
Commitments and contingencies
Preferred stock, $0.001 par value, 1,000,000 shares authorized, 1,000,000, 1,000,000 and -0-
shares issued and outstanding at September 30, 2017, December 31, 2016 and 2015, respectively	5,000	5,000	—
Stockholders' deficit:
Common stock, $0.001 par value; 50,000,000 authorized, 10,000,000 shares issued,
9,733,500, 9,714,000, and 9,454,956 outstanding at
September 30, 2017, December 31, 2016 and 2015, respectively	10,000	10,000	10,000
Additional paid-in capital	4,315,042	3,750,196	2,750,196
Treasury stock, 266,500, 286,000 and 545,044 shares at
September 30, 2017, December 31, 2016 and 2015, respectively	(325,683)	(347,712)	(571,517)
Accumulated deficit	(5,160,592)	(4,234,682)	(2,721,532)
Total stockholders' deficit	(1,161,233)	(822,198)	(532,853)
Total liabilities and stockholders' deficit	$518,537	$390,208	$280,568

See accompanying notes to financial statements.

F-2

Fraud Protection Network, Inc.

Statements of Operations

For the Years Ended December 31, 2015 and 2016 and Nine Months Ended September 30, 2017 (Unaudited)

	Nine months ended September 30,		Year Ended December 31
	2017	2016	2016	2015
	(Unaudited)	(Unaudited)
Subscription revenue, net	$ 419,346	$ 45,089	$ 60,138	$ 13,413

Costs and expenses:
Sales and marketing	10,138	24,807	25,301	251,935
Technology and development	423,962	387,575	521,053	269,595
General and administrative	751,944	525,749	874,213	804,525
Depreciation and amortization	36,921	28,034	38,668	41,493
Total costs and expenses	1,222,965	966,165	1,459,235	1,367,548

Loss from operations	(803,619)	(921,076)	(1,399,097)	(1,354,135)

Other expense:
Interest expense, net	(122,291)	(87,196)	(114,053)	(31,322)
Total other expense	(122,291)	(87,196)	(114,053)	(31,322)

Loss before provision for income taxes	(925,910)	(1,008,272)	(1,513,150)	(1,385,457)

Income tax provision	-	-	-	-

Net loss	$ (925,910)	$ (1,008,272)	$ (1,513,150)	$ (1,385,457)

Loss per weighted average common share
outstanding, basic and diluted	$ (0.10)	$ (0.10)	$ (0.16)	$ (0.15)

Number of weighted average common shares
outstanding, basic and diluted	9,661,401	9,719,496	9,691,283	9,466,336

See accompanying notes to financial statements.

F-3

Fraud Protection Network, Inc.

Statements of Stockholders' Deficit

For the Years Ended December 31, 2015 and 2016 and Nine Months Ended September 30, 2017 (Unaudited)

			Additional				Total
	Common Stock		Paid-in	Treasury Stock		Accumulated	Stockholders'
	Shares	Amount	Capital	Shares	Amount	Deficit	Deficit

Balance, December 31, 2014	10,000,000	$ 10,000	$ 1,619,304	(437,500)	$ (437,500)	$ (1,336,075)	$ (144,271)

Common stock contributed to treasury	-	-	1,130,892	(907,500)	(1,130,892)	-	-
Treasury stock issued for cash	-	-	-	719,956	896,875	-	896,875
Treasury stock issued upon note conversion	-	-	-	80,000	100,000	-	100,000
Net loss	-	-	-	-	-	(1,385,457)	(1,385,457)

Balance, December 31, 2015	10,000,000	10,000	2,750,196	(545,044)	(571,517)	(2,721,532)	(532,853)

Common stock contributed to treasury	-	-	1,000,000	(800,000)	(1,000,000)	-	-
Treasury stock issued for cash	-	-	-	1,019,044	1,173,805	-	1,173,805
Treasury stock issued upon note conversion	-	-	-	40,000	50,000	-	50,000
Net loss	-	-	-	-	-	(1,513,150)	(1,513,150)

Balance, December 31, 2016	10,000,000	10,000	3,750,196	(286,000)	(347,712)	(4,234,682)	(822,198)

Common stock contributed to treasury	-	-	564,846	(500,000)	(564,846.01)	-	-
Treasury stock issued for cash	-	-	-	519,500	586,875	-	586,875
Net loss	-	-	-	-	-	(925,910)	(925,910)
							-
Balance, September 30, 2017 (Unaudited)	10,000,000	$ 10,000	$ 4,315,042	(266,500)	$ (325,683)	$ (5,160,592)	$ (1,161,233)

See accompanying notes to financial statements.

F-4

Fraud Protection Network, Inc.

Statements of Cash Flows

For the Years Ended December 31, 2015 and 2016 and Nine Months Ended September 30, 2017 (Unaudited)

	Nine months ended September 30,		Year Ended December 31
	2017	2016	2016	2015
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net loss	$ (925,910)	$ (1,008,272)	$ (1,513,150)	$ (1,385,457)
Adjustments to reconcile net loss to net cash used in
operating activities:
Non-cash compensation for services	-	-	5,000	-
Depreciation and amortization	36,921	28,034	38,668	41,493
Cash used in operating activities:
Deposits	-	-	20	-
Accounts payable	(23,934)	3,447	28,733	586
Accrued expenses and other liabilities	5,298	58,949	31,002	141,934
Deferred revenue	(9,000)	-	9,000	-

Net cash used in operating activities	(916,625)	(917,842)	(1,400,727)	(1,201,444)

Investing activities:
Acquisition of property and equipment, and capitalization of
internal use software	(170,203)	(120,618)	(149,192)	(95,000)

Net cash used in investing activities	(170,203)	(120,618)	(149,192)	(95,000)

Financing activities:
Loan from shareholder	(10,000)	10,250	35,250	-
Proceeds from issuance of stock	586,874	737,098	1,173,805	896,875
Proceeds from issuance of notes payable	465,000	77,500	140,000	537,500
Liability for stock to be issued	40,000	200,000	200,000	-
Net cash provided by financing activities	1,081,874	1,024,848	1,549,055	1,434,375

Net (decrease) increase in cash and cash equivalents	(4,954)	(13,612)	(864)	137,931

Cash and cash equivalents, beginning of period	172,769	173,633	173,633	35,702

Cash and cash equivalents, end of period	$ 167,815	$ 160,021	$ 172,769	$ 173,633

Supplemental cash flow information:

Cash paid during the period for:
Interest	$ 122,291	$ 87,180	$ 114,070	$ 31,322
Income taxes	$ -	$ -	$ -	$ -

Other non-cash activities:
Conversion of convertible notes	$ -	$ -	$ 50,000	$ 100,000

See accompanying notes to financial statements.

F-5

Fraud Protection Network, Inc.

Notes to Financial Statements

(Information with respect to the nine-months ended September 30, 2017 is unaudited)

Note 1 – Corporation Information

We provide proactive identity theft protection services to our consumer subscribers, whom we refer to as our members, on an annual or monthly subscription basis. We also provide consumer risk management services to our enterprise customers.

We were incorporated in Florida on August 4, 2012 and are headquartered in Hallandale Beach, FL.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP). In our opinion, the accompanying unaudited interim financial statements contain all adjustments (which are of a normal recurring nature) necessary for a fair presentation. Operating results for the nine-months ended September 30, 2017 are not necessarily indicative of the results that may be expected for the year ending December 31, 2017.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires us to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. We base our estimates on historical experience, current business factors, and various other assumptions that we believe are necessary to consider forming a basis for making judgments about the carrying values of assets and liabilities, the recorded amounts of revenue and expenses, and the disclosure of contingent assets and liabilities.

We are subject to uncertainties such as the impact of future events; economic, environmental, and political factors; and changes in our business environment; therefore, actual results could differ from these estimates. Accordingly, the accounting estimates used in the preparation of our financial statements will change as new events occur, as more experience is acquired, as additional information is obtained, and as our operating environment changes. We make changes in estimates when circumstances warrant. We reflect such changes in estimates and refinements in estimation methodologies in reported results of operations. If material, we disclose the effects of changes in estimates in the notes to the financial statements. Significant estimates and assumptions affect the following: the allocation of the purchase price associated with acquisitions; the carrying value of long-lived assets; the amortization period of long-lived assets; the carrying value, capitalization, and amortization of software and website development costs; the carrying value of goodwill and other intangible assets; the amortization period of intangible assets; the provision for income taxes and related deferred tax accounts, and realizability of deferred tax assets; certain accrued expenses; contingencies, litigation, and related legal accruals; and the value attributed to employee stock options and other stock-based awards.

Revenue Recognition

We recognize revenue from our services when it is probable that the economic benefits associated with the transactions will flow to us and the amount of revenue can be measured reliably. This is normally demonstrated when persuasive evidence of an arrangement exists, the fee is fixed or determinable, performance of service has been delivered, and collection is reasonably assured.

F-6

Fraud Protection Network, Inc.

Notes to Financial Statements

(Information with respect to the nine-months ended September 30, 2017 is unaudited)

Note 2 – Summary of Significant Accounting Policies, continued

Revenue Recognition, continued

We offer services to consumers primarily on an annual or monthly subscription basis that may include free trial periods. We recognize revenue for subscriptions ratably from the last of cash receipt, activation of a member’s account, or expiration of free trial periods through the termination of the subscription periods.

We also provide consumer services for which the primary customer is a corporation or other entity that purchases identity theft protection services on behalf of its employees or customers. In such cases, we defer revenue for each member (employees or customers) until the member’s account has been activated. We then recognize revenue ratably over the remaining term of the individual subscription periods.

We use an external sales force, referred to as Certified Referring Partners (“CRP”), that earn commissions for subscription sales to individual members and corporations. Because we are primarily obligated to fulfill the service obligation, determine service specifications, and have latitude in establishing prices for our service agreements, we record all sales made by our CRPs as revenue and the related commissions as a sales and marketing expense.

Contingencies

We record contingent liabilities resulting from asserted and unasserted claims against us when it is probable that a liability has been incurred and the amount of the loss is reasonably estimable. We disclose contingent liabilities when there is a reasonable possibility that the ultimate loss will exceed the recorded liability. Estimating probable losses requires analysis of multiple factors, in some cases including judgments about the potential actions of third party claimants and courts. Therefore, actual losses in any future period are inherently uncertain.

Concentrations of Credit Risk

In the normal course of business, we are exposed to credit risk. We believe our concentration of credit risk with respect to trade receivables is limited because of the large number of customers and customer dispersion across many different geographic and economic environments.

Cash and Cash Equivalents

Cash includes cash on hand and cash held with banks. Cash equivalents are short-term, highly liquid investments with original maturities of three months or less when acquired. Cash and cash equivalents are deposited in or managed by major financial institutions and at times may exceed Federal Deposit Insurance Corporation insurance limits.

Property and Equipment

We state property and equipment at cost, less accumulated depreciation, amortization, and any impairment in value. We assess long-lived assets, including our property and equipment, for impairment whenever events or changes in business circumstances arise that may indicate that the carrying amount of the long-lived assets may not be recoverable.

F-7

Fraud Protection Network, Inc.

Notes to Financial Statements

(Information with respect to the nine-months ended September 30, 2017 is unaudited)

Note 2 – Summary of Significant Accounting Policies, continued

Property and Equipment, continued

We compute depreciation and amortization using the straight-line method over the following estimated useful lives of the assets:

Leasehold improvements	The shorter of the estimated useful life or the life of the lease
Telecommunications, network and computing equipment	3 - 5 years
Computer software	3 years
Furniture, fixtures and office equipment	7 years

Internal Use Software

We capitalize costs related to the development of software and new business systems for internal use. We have no plans to market such software and business systems externally. During the development stage of the software and new business systems, all direct internal and external costs are capitalized until the project is substantially complete and ready for its intended use. Once a project reaches the production stage, capitalized costs associated with such project are amortized on a straight-line basis over the estimated economic useful life as determined by management.

Technology and Development

Technology and development expenses consist primarily of personnel costs incurred in product development, maintenance and testing of our websites, developing solutions for new services, internal information systems and infrastructure, third-party development, and other internal-use software systems. Our development costs are primarily devoted to enhancing our consumer and enterprise service offerings.

Advertising Costs

We expense advertising costs as incurred. Advertising expense totaled approximately $10,000 and $25,000 for the nine-months ended September 30, 2017 and 2016, respectively. Advertising expense totaled approximately $25,000 and $252,000 for the years ended December 31, 2016 and 2015, respectively.

Income Taxes

We account for income taxes using the asset and liability method. We recognize deferred tax assets and liabilities, and classify as non-current, for the future tax benefits and consequences attributable to temporary differences between the financial reporting basis of assets and liabilities and their related tax basis. We measure deferred tax assets and liabilities using the enacted tax rates expected to be in effect in the years in which those temporary differences are expected to be recovered or settled. We report any penalties and interest related to income taxes in income tax expense. We provide a valuation allowance for deferred tax assets when it is more likely than not that the related benefits will not be realized. The determination of recording or releasing tax valuation allowances is made pursuant to an assessment performed by management regarding the likelihood that we will generate future taxable income against which benefits of our deferred tax assets may or may not be realized. This assessment requires management to exercise significant judgment and make estimates with respect to our ability to generate revenues, gross profits, operating income, and taxable income in future periods.

F-8

Fraud Protection Network, Inc.

Notes to Financial Statements

(Information with respect to the nine-months ended September 30, 2017 is unaudited)

Note 2 – Summary of Significant Accounting Policies, continued

Income Taxes, continued

We utilize a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement. We consider many factors when evaluating and estimating our tax positions and tax benefits, which may require periodic adjustments, and which may not accurately forecast actual outcomes.

Recently Issued Accounting Standards

In May 2014, the Financial Accounting Standards Board, or FASB, issued Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers, which provides guidance for revenue recognition. The standard’s core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. In doing so, companies will need to use more judgment and make more estimates than under current practice. These may include identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price, and allocating the transaction price to each separate performance obligation. We plan to adopt the provisions of ASU 2014-09 in fiscal 2018. We are evaluating the impact of the adoption of this guidance on our financial statements.

Note 3 – Going Concern

As shown in the accompanying financial statements we have sustained net losses of approximately $1.5 million and $0.9 million for the year ended December 31, 2016 and for the nine-months ended September 30, 2017, and have sustained cumulative losses of approximately $5.2 million since inception. There is no guarantee that we will be able to raise enough capital or generate revenues to sustain our operations. These conditions raise substantial doubt about our ability to continue as a going concern. Management believes that our capital requirements will depend on many factors, including our ability to complete the development of our software platforms and marketing of our products and services. These financial statements do not include any adjustments relating to the carrying amounts of recorded assets or the carrying amounts and classification of recorded liabilities that may be required should we be unable to continue as a going concern.

Note 4 – Property and Equipment, Net

Property and equipment consisted of the following at:

	(Unaudited) September 30, 2017	December 31, 2016	December 31, 2015

Computer software	$289,630	$174,239	$75,280
Furniture, Computers & Equipment	238,616	183,803	133,570
Cost of assets placed in service	528,246	358,042	208,850
Less: accumulated depreciation and amortization	(179,954)	(143,033)	(104,365)
Property and equipment, net	$348,292	$215,009	$104,485

F-9

Fraud Protection Network, Inc.

Notes to Financial Statements

(Information with respect to the nine-months ended September 30, 2017 is unaudited)

Depreciation and amortization expense on property and equipment for the nine-months ended September 30, 2017 and 2016 was $36,921 and $28,034, respectively, and $38,668 and $41,493 for the years ended December 31, 2016 and 2015, respectively.

Note 5 – Convertible Notes Payable

We issued convertible notes from 2015 through 2017. The notes are convertible into ordinary shares of our common stock at any time between the date of issue of the notes and their maturity date at the option of the note holder. If the notes are not converted, they will be redeemed when they mature. The notes bear interest at rates ranging from 10% to 13.33% and is paid annually until the maturity date. The fair value of the embedded beneficial conversion feature, if any, is recorded at the date of issuance, and recorded as a debt discount, which is amortized to interest expense over the term of the note. At September 30, 2017, $25,000 of the convertible notes payable are in default.

During 2017, two noteholders elected to convert $240,000 of convertible notes payable into 192,000 shares of our common stock at $1.25 per share. During 2016, a noteholder elected to convert a $50,000 convertible note into 40,000 shares of our common stock at $1.25 per share. During 2015, a noteholder elected to convert a $100,000 convertible note into $80,000 shares of our common stock at $1.25 per share.

Years ending December 31,

2017 (3 months)	$25,000
2018	1,292,500
Total	$1,317,500

Note 6 – Stockholders’ Equity

Common Stock

We have authorized 50,000,000 shares of common stock, with a par value of $0.001 per share. At September 30, 2017, December 31, 2016, and December 31, 2015, we had 10,000,000 shares of common stock issued.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Holders of our common stock are also entitled to dividends when, and if, declared by our board of directors. We have not declared and paid any dividends through September 30, 2017. Stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors.

F-10

Fraud Protection Network, Inc.

Notes to Financial Statements

(Information with respect to the nine-months ended September 30, 2017 is unaudited)

Preferred Stock

We have authorized 1,000,000 shares of preferred stock designated as Series A preferred stock, with a par value of $0.001 per share. We issued all 1,000,000 shares of Series A Preferred Stock to our CEO during 2016 as payment for services rendered.

Note 7 – Income Taxes

We have deferred tax assets and liabilities that reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. We record net deferred tax assets to the extent we believe these assets will more likely than not be realized. In assessing the realizability of deferred tax assets, we consider all available positive and negative evidence, including future reversals of existing temporary differences, projected future taxable income, tax planning strategies and recent financial operations. Realization of our deferred tax assets, net of liabilities, depends upon the achievement of projected future taxable income.

The components of income tax provision were as follows at December 31:

	2016	2015

Current:
U.S. federal	$—	$—
U.S. state and local taxes	—	—
Total current	—	—

Deferred:
U.S. federal	$—	$—
U.S. state and local taxes	—	—
Total deferred	—	—

Total income tax provision	$—	$—

A reconciliation of income tax computed at the U.S. statutory rate to the effective income tax rate is as follows at December 31:

	2016	2015

Statutory federal income tax rate	35.00%	35.00%
State tax expense, net of federal benefit	2.76%	2.76%
Change in valuation allowance	(37.76)%	(37.76)%
Total expense	0.00%	0.00%

F-11

Fraud Protection Network, Inc.

Notes to Financial Statements

(Information with respect to the nine-months ended September 30, 2017 is unaudited)

The following is a summary of the components of our deferred tax assets and liabilities at December 31:

	2016	2015

Deferred tax assets:
Net operating losses and credit carryforwards	$1,592,240	$1,023,296
Total deferred tax assets	1,592,240	1,023,296

Deferred tax liabilities:
Property, equipment, and software	(13,996)	(8,165)
Total deferred tax liabilities	(13,996)	(8,165)

Valuation allowance	(1,578,244)	(1,015,131)

Net deferred tax assets	$—	$—

We estimate that U.S. federal and state net operating losses, or NOLs, available to be carried forward approximated $5.2 million at September 30, 2017. The U.S. federal and state NOLs expire in the years 2025 through 2027. Our ability to utilize our U.S. federal and state NOLs may be limited if we experience an ownership change as defined by Section 382 of the Internal Revenue Code. When a company undergoes such an ownership change, Section 382 limits the future use of NOLs generated before the change in ownership and certain subsequently recognized “built-in” losses and deductions, if any, existing as of the date of the ownership change.

We are subject to taxation in the U.S. and the state of Florida. We continually evaluate all positive and negative information to determine if our deferred tax assets are realizable in accordance with ASC 740-10-30. We believe that it is more likely than not that we will not be able to realize our net deferred tax assets and they are currently subject to a 100% valuation allowance.

Note 8 – Operating Leases

We lease office space for our corporate headquarters under a one-year operating lease, expiring May 31, 2018. The lease calls for monthly rent payments of $3,017.

Rent expense incurred under operating leases for the nine-months ended September 30, 2017 and 2016 was $27,425 and $26,466, respectively, and $35,466 and $38,907 for the years ended December 31, 2016 and 2015, respectively.

Note 9 – Subsequent Events

Subsequent to September 30, 2017, 175,500 shares were contributed to treasury, and we issued 442,000 of our common shares at a per share price of $1.25.

The proceeds from the stock issuances were used for technology and data, marketing and general and administrative expenses.

F-12

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale on Date: January 17, 2018.

Fraud Protection Network, Inc.

Date: January 17, 2018	By: /s/ Edward Margolin
Edward Margolin
Chief Executive Officer, Principal Executive Officer, President, and Director

Date: January 17, 2018	By: /s/ Jason Brown
Chief Financial Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 was signed by the following persons in the capacities and on the dates stated.

Name

By: /s/ Edward Margolin

Title Chief Executive Officer, President, Principal Executive Officer, Treasurer and Director

Date: January 17, 2018

By: /s/ Jason Brown
Title: Chief Financial Officer

Date: January 17, 2018

53